Please note that the following is an English translation of the original Japanese version, prepared only for the convenience of shareholders residing outside Japan. In case of any discrepancy between the translation and the Japanese original, the latter shall prevail. TAKEDA PHARMACEUTICAL COMPANY LIMITED (the “Company” or “TAKEDA”) HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THIS TRANSLATION, WHETHER EXPRESS OR IMPLIED INCLUDING, BUT WITHOUT LIMITATION TO, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ACCURACY, RELIABILITY OR COMPLETENESS OF THIS TRANSLATION. IN NO EVENT SHALL TAKEDA BE LIABLE FOR ANY DAMAGES OF ANY KIND OR NATURE INCLUDING, BUT WITHOUT LIMITATION TO, DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM OR IN CONNECTION WITH THIS TRANSLATION. Better Health, Brighter Future Notice of Convocation of the 144th Ordinary General Meeting of Shareholders Date: June 24, 2020 (Wednesday), 11:00 a.m. Venue: Osaka Head Office (Takeda Midosuji Building) 11th Floor In order to prevent the spread of infection of novel coronavirus, we strongly request you to exercise your voting rights in advance in writing or via the Internet, etc. as far as possible, and to refrain from coming to the venue of this General Meeting of Shareholders. If more than 50 shareholders come to the venue on the day, admission will be restricted for the purpose of prevention of the spread of infection of novel coronavirus. Thank you very much for your kind understanding. Contents Notice of Convocation of the 144th Ordinary General Meeting of Shareholders ····· 1 Request for Shareholders ··········································································· 4 Reference Document for the General Meeting of Shareholders ·························· 6 Documents Enclosed with the Notice of Convocation of the 144th Ordinary General Meeting of Shareholders Business Report ················································································ 34 Consolidated Financial Statements ························································ 84 Unconsolidated Financial Statements ···················································· 87 Audit Reports ···················································································· 89 Guidance Notes on the Exercise of Voting Rights via Electronic Means (e.g., the Internet, etc.) ····································································· 97 Takeda Pharmaceutical Company Limited TSE Code: 4502 This translation includes a translation of the audit report of the financial statements included in the original Japanese version, prepared by KPMG AZSA LLC, TAKEDA’s independent auditor. KPMG AZSA LLC has not audited and makes no warranty as to the accuracy or otherwise of the translation of the financial statements or other financial information included in this translation.

TSE Code: 4502 June 9, 2020 Dear Shareholders Notice of Convocation of the 144th Ordinary General Meeting of Shareholders This is to inform you that the Company will be holding its 144th Ordinary General Meeting of Shareholders (the “Meeting”) as follows. After exhaustive consideration to prevent the spread of infection of novel coronavirus, the Company decided to hold the Meeting, for which the Company will take necessary and appropriate measures to prevent the spread of the infection. From the perspective of preventing the spread of the infection, we strongly request you to exercise your voting rights in advance in writing or via the Internet, etc. as far as possible, and to refrain from coming to the venue of the Meeting regardless of your health condition. Please kindly go through the Reference Document for the General Meeting of Shareholders and exercise your voting rights no later than 5:30 p.m. on June 23, 2020 (Tuesday). Exercise of Voting Rights in Writing Please indicate your approval or disapproval of the proposals on the enclosed “Voting Right Exercise Form” and send it back to reach us before the deadline below. (The Voting Right Exercise Form is omitted in this translation.) Deadline for Exercise (arrival): 5:30 p.m. on June 23, 2020 (Tuesday) Exercise of Voting Rights via Electronic Means (e.g.: the Internet, etc.) Please refer to the “Guidance Notes on the Exercise of Voting Rights via Electronic Means (e.g., the Internet, etc.)” on page 97, and complete the entry of your approval or disapproval of the proposals in accordance with the instructions on the screen on or before the deadline below. Deadline for Exercise (completion of entry): 5:30 p.m. on June 23, 2020 (Tuesday) Yours faithfully, Christophe Weber President and Representative Director Takeda Pharmaceutical Company Limited 1-1, Doshomachi 4-chome Chuo-ku, Osaka 540-8645, Japan 1

Details 1. Date: June 24, 2020 (Wednesday), 11: 00 a.m. 2. Venue: Osaka Head Office (Takeda Midosuji Building) 11th Floor 1-1, Doshomachi 4-chome, Chuo-ku, Osaka, Japan This year, the Company decided to hold the Meeting at Osaka Head Office for the reason that we need to secure the venue which is available notwithstanding the situation where a nationwide state of emergency was declared and the emergency measures of the Tokyo and Osaka prefectures were implemented as of May 13, when the Board of Directors decided the convocation of the Meeting. Please note that the venue and opening time of the Meeting are different from the ones of the previous years. (If you come to the venue on the day, please submit the enclosed Voting Right Exercise Form to the venue reception.) In order to prevent the spread of the infection, the number of seats prepared will be significantly reduced this year as the venue of the Meeting has been changed and space between seats is to be enlarged. Therefore, admission will be restricted if the number of shareholders coming to the venue exceeds the number that the Company considers appropriate (up to 50 shareholders) for taking measures to prevent the spread of the infection. Thank you in advance for your kind understanding. In addition, from the perspective of reducing the risk of spread of infection and business continuity of the Company, only a part of our Board of Directors might attend the Meeting, regardless of their health conditions on the day of the Meeting. 3. Objectives of the Meeting: Matters to be reported: 1. Reports on the Business Report, Consolidated Financial Statements and Unconsolidated Financial Statements for the 143rd fiscal year (from April 1, 2019 to March 31, 2020) 2. Reports on the Audit Reports on the Consolidated Financial Statements for the 143rd fiscal year by the Accounting Auditors and Audit and Supervisory Committee Matters to be resolved: <The Company’s proposals (First to Fourth Proposals)> First Proposal: Appropriation of Surplus Second Proposal: Election of Twelve (12) Directors who are not Audit and Supervisory Committee Members Third Proposal: Election of Four (4) Directors who are Audit and Supervisory Committee Members Fourth Proposal: Payment of Bonuses to Directors who are not Audit and Supervisory Committee Members <Shareholders’ proposal (Fifth Proposal)> Fifth Proposal: Election of One (1) Director who is an Audit and Supervisory Committee Member The contents of the proposals above are described in the Reference Document for the General Meeting of Shareholders below (pages 6 to 33 herein). 2

Guidance Notes on the Treatment of Exercise of Voting Rights (1) If you exercise your voting rights both in writing and via electronic means (e.g., the Internet, etc.), the Company will regard only the vote cast via electronic means (e.g., the Internet, etc.) as valid, regardless of the time and date the votes are received. (2) If you exercise your voting rights more than once via electronic means (e.g., the Internet, etc.), the Company will regard only your last vote as valid. (3) If you exercise your voting rights by proxy, you may delegate your voting rights to one shareholder who holds voting rights in the Company. However, please note that you are required to submit a document certifying the authority of such proxy. (4) The Company stipulates in its Articles of Incorporation that the number of Directors who are Audit and Supervisory Committee Members shall be within four. However, since “Election of Four (4) Directors who are Audit and Supervisory Committee Members” is proposed under Third Proposal submitted by the Company, and the “Election of One (1) Director who is Audit and Supervisory Committee Member” is proposed under Fifth Proposal submitted by shareholders, if all the candidates (a total of 5 candidates) nominated under the two Proposals are elected as proposed, the total number of Directors who are Audit and Supervisory Committee Members will exceed the quota stipulated under the Articles of Incorporation of the Company. Therefore, the aforementioned two Proposals will be partly in conflict with each other. Accordingly, shareholders (including those exercising their voting rights in writing or via the Internet, etc.) are requested to indicate their votes for or against each of the 5 candidates and in principle, those candidates with a majority vote shall be elected. However, if there are more than 4 candidates with a majority vote as a result of the voting, the 4 candidates with the most affirmative votes will be elected as Directors who are Audit and Supervisory Committee Members. Regarding Third Proposal and Fifth Proposal, please indicate your vote for or against each of the 5 candidates. There will be no restriction that the exercise of voting rights will be limited to 4 candidates. (5) If neither “for” nor “against” is marked on the submitted Voting Right Exercise Form, with regard to the Company’s proposals, it will be treated as a consent for the relevant proposal(s), and with regard to the Shareholders’ proposal, it will be treated as a dissent for the relevant proposal. Disclosure of information via the Internet ● The documents listed below have been posted on the Company’s website based on laws and regulations and Article 14 of the Company’s Articles of Incorporation and have not been included in this Notice of Convocation. 1. Following items of the Business Report ž Matters Concerning the Stock Acquisition Rights of the Company ž Overview of the Systems that Ensure the Appropriateness of Operations of the Company and the Status of Implementation of such Systems 3

2. Consolidated Statement of Changes in Equity on the Consolidated Financial Statements 3. Notes to the Consolidated Financial Statements 4. Unconsolidated Statements of Changes in Net Assets on the Unconsolidated Financial Statements 5. Notes to the Unconsolidated Financial Statements The Business Report that the Audit and Supervisory Committee audited and the Consolidated Financial Statements and Unconsolidated Financial Statements that the Accounting Auditors and Audit and Supervisory Committee audited include, apart from the documents stated in the list of documents enclosed with the Notice of Convocation of the 144th Ordinary General Meeting of Shareholders, the items 1 to 5 described above posted on the Company’s website. ● Any modification made to the Reference Document for the General Meeting of Shareholders and the Business Report, Unconsolidated Financial Statements and Consolidated Financial Statements shall be communicated by posting the modified information on the Company’s website. Company’s website https://www.takeda.com/investors/reports/shareholders-meetings/ END OF DOCUMENT <Requests for Shareholders> As explained above, we would like to request again that you refrain from coming to the venue of the Meeting. Please note that from the perspective of preventing the spread of the infection, we plan to make the proceedings of the Meeting significantly shorter than the ordinary years. Please note that we will deliver the Internet live stream on our website so that you can view the Meeting at home, etc., and post the video of the Meeting on our website available on demand at a later date of the Meeting. Please also note that you can ask the advance question related to the objectives of the Meeting. 1. For the Internet live stream, the video and the advance questions Please access the URL below: https//www.takeda.com/jp/investors/shareholders-meetings/ You will be able to access the site if you could scan the QR code (omitted here) indicated here using your smartphone or tablet. 2. Live Internet Delivery Date and time: From 11:00 a.m. to the end of the Meeting, June 24, 2020 (Wednesday) (You can access from 10:30 a.m., June 24, 2020. Also, the web-page for the test of access will be posted by the previous day of the Meeting.) How to login: After accessing the URL above, please enter the “Login ID” and “Password” described in the enclosed “Guidance on Live Internet Delivery.” 4

Please note that the shareholders who are viewing the Meeting on the internet are not entitled to exercise their voting rights or ask questions during the Meeting. 3. Acceptance of Advance Question Acceptance period: From June 10, 2020 (Wednesday) to June 22, 2020 (Monday) How to ask: After accessing the URL above, please fill out the advance question form. Please kindly be requested that you enter “Question on the General Meeting of Shareholders” in the subject box (the last part of the question form) followed by your shareholder number (8 digits) described in the Voting Right Exercise Form. Please note that you can ask one question related to the objectives of the Meeting. Among such advance questions, the matters in which the shareholders are highly interested will be answered during the Meeting. However, please kindly understand that we cannot answer to each advance question. Notwithstanding the above, shareholders who are considering coming to the venue of the Meeting on the day thereof are requested to understand and cooperate as follows. We will take as thoroughly as possible measures to prevent infections at the venue. l Our checks at the time of admission and after admission will refuse to admit those who are febrile, coughing, or not wearing a mask all the time from admission to departure (you might be requested to leave the venue after admission). l We ask that you cooperate with disinfection, thermographic examination, and other measures that we deem necessary for the safety of our shareholders as a whole. If you do not cooperate with the Company, we might refuse your entry. l In order to prevent infections, our staff may wear masks, gloves, etc., depending on the location, etc. The number of staff will be as small as possible, and we will maintain a distance from shareholders. (Our staff will sufficiently check the health condition before coming to the venue of the Meeting.) l We will significantly decrease the number of seats at the venue of the Meeting in order to prevent the infection. If more than 50 shareholders come to the venue on the day, admission will be restricted. In addition, the above-mentioned measures may be updated depending on the status of the spread of the infections until the date of the Meeting and the contents of announcements by the government, etc. We would appreciate it if you could check our announcement from our website on the internet (https://www.takeda.com/investors/reports/shareholders-meetings/). 5

Reference Document for the General Meeting of Shareholders Proposals and Reference Matters: <Company’s proposals (First to Fourth Proposals)> First Proposal: Appropriation of Surplus The Company is delivering on its financial commitments, and with a strong cash flow outlook driven by business momentum, cost synergies, and non-core asset divestitures, the Company will allocate capital to maximize value for patients and shareholders. The Company’s policy in the allocation of capital is as follows: l Short-range Deleveraging; l Investing in Growth Drivers; l Return to the Shareholders. With regard to “Short-range Deleveraging,” the Company is committed to maintaining an investment- grade rating with the goal of doubling the ratio of net interest-bearing debt/adjusted EBITDA during the period from FY 2021 to FY 2023. With regard to “Investing in Growth Drivers,” the Company strategically makes disciplined investments focusing on business opportunities that create value, such as R&D, global product launches in the Chinese market and expanding the business of plasma-derived therapies. With regard to “Return to the Shareholders,” the Company keeps an established policy of making annual 180 yen dividends per share. The Company expects growth momentum to continue in the fiscal year ending March 2021 and accelerate in the mid-term. Based on the policy above, the Company submits the following proposal with respect to the appropriation of surplus for this fiscal year: Year-end dividends (1) Type of dividend asset Cash (2) Allocation of dividend asset to shareholders and total amount of allocation 90 JPY per share of common stock; Total amount: 141,858,362,700 JPY (Reference) Combined with the interim dividend of 90 JPY per share, the annual dividend will be 180 JPY per share (the same amount as in the previous fiscal year). (3) Effective date of distribution of the dividend June 25, 2020 Second Proposal: Election of twelve (12) Directors who are not Audit and Supervisory Committee Members The term of office of the twelve (12) Directors who are not Audit and Supervisory Committee (ASC) Members, namely, Christophe Weber, Masato Iwasaki, Andrew Plump, Costa Saroukos, Masahiro Sakane, Olivier Bohuon, Jean-Luc Butel, Ian Clark, Yoshiaki Fujimori, Steven Gillis, Shiro Kuniya and Toshiyuki Shiga, will expire at the close of this General Meeting of Shareholders. The Company 6 therefore proposes the election of these twelve (12) Directors who are not ASC Members, including the eight (8) External Directors. The candidates for Directors who are not ASC Members are as follows. (The photographs of the candidates are omitted in this translation.): Candidate Name Current position and Tenure as Director Number of No. responsibilities Board of Directors meetings attended 1 Christophe To be President and 6 years 8/8 (100%) Weber reelected Representative Director Chief Executive Officer 2 Masato To be Director 8 years 8/8 (100%) Iwasaki reelected President, Japan Pharma Business Unit 3 Andrew To be Director 5 years 8/8 (100%) Plump reelected President, Research and Development 4 Costa To be Director 1 year 7/7 (100%) Saroukos reelected Chief Financial Officer 5 Masahiro To be Director 6 years 8/8 (100%) Sakane reelected as Chair of the Board of External Directors meeting Director Independent Director 6 Olivier To be Director 1.5 years 7/8 (88%) Bohuon reelected as External Director Independent Director 7

7 Jean-Luc To be Director 4 years 8/8 (100%) Butel reelected as External Director Independent Director 8 Ian Clark To be Director 1.5 years 7/8 (88%) reelected as External Director Independent Director 9 Yoshiaki To be Director 4 years 8/8 (100%) Fujimori reelected as External Director Independent Director 10 Steven To be Director 1.5 years 8/8 (100%) Gillis reelected as External Director Independent Director 11 Shiro To be Director 4 years 8/8 (100%) Kuniya reelected as External Director Independent Director 12 Toshiyuki To be Director 4 years 8/8 (100%) Shiga reelected as External Director Independent Director (Note) With regard to “Number of Board of Directors meetings attended,” the Board of Directors meetings which Director Mr. Costa Saroukos was eligible to attend were those held after June 27, 2019 when he took office. 8

Number of Company Shares Owned Candidate (of which, number of Company Shares 398,062 shares Christophe Weber No.1 to be provided under the Stock (162,462 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on April 2012 President & General Manager, GlaxoSmithKline Vaccines November 14, 1966 April 2012 CEO, GlaxoSmithKline Biologicals (53 years old) April 2012 Member of GlaxoSmithKline Corporate Executive Team To be Reelected as Internal Director April 2014 Chief Operating Officer of the Company June 2014 President and Representative Director of the Company Tenure as Director: (to present) 6 years April 2015 Chief Executive Officer of the Company (to present) Attended 8 of the 8 meetings (100%) of the Board of Directors [Reason for Election as Director] • 25 years of international experience in the pharmaceutical sector. • Since 2014, showed strong leadership in transforming Takeda into a global, values based R&D driven biopharmaceutical leader. • Lead a strong and diverse Takeda Executive Team (10 nationalities). • Leading Takeda through a successful integration and into a new era of growth and development. • Committed to turn the company into a profitable growth engine catalyzed by the R&D transformation. • The Company believes his competency and experience as CEO are necessary for its success. 9

Number of Company Shares Owned Candidate (of which, number of Company Shares 30,240 shares Masato Iwasaki No.2 to be provided under the Stock (11,244 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on April 2008 Senior Vice President, Strategic Product Planning Department November 6, 1958 of the Company (61 years old) January 2012 Head of CMSO Office, Takeda Pharmaceuticals International, Inc. To be Reelected as April 2012 Senior Vice President, Pharmaceutical Marketing Division of Internal Director the Company June 2012 Director of the Company Tenure as Director: (to present) 8 years April 2015 President, Japan Pharma Business Unit of the Company (to present) Attended 8 of the 8 meetings (100%) of the Board of Directors [Reason for Election as Director] • Supervises Takeda's drug business in Japan. • Showed strong leadership in transforming the Japan Pharma Business Unit's business model by focusing on innovative medicines. • The Company believes his competency and experience are necessary for its drug business in Japan to be a best-in-class organization that keeps its leadership position in the market and be trusted by society considering the environmental change in Japan, including in the progress of the Community- based Integrated Care System Model. 10

Number of Company Shares Owned Candidate (of which, number of Company Shares 60,418 shares Andrew Plump No.3 to be provided under the Stock Grant (60,418 shares) Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on January 2008 Vice President, Cardiovascular Disease Franchise, October 13, 1965 Worldwide Discovery Head, Merck & Co. (54 years old) March 2014 Senior Vice President & Deputy to the President for Research & Translational Medicine, Sanofi To be Reelected as February 2015 Chief Medical & Scientific Officer Designate of the Company Internal Director June 2015 Director of the Company (to present) Tenure as Director: June 2015 Chief Medical & Scientific Officer of the Company 5 years June 2015 Executive Vice President, Takeda Pharmaceuticals International, Inc. (to present) Attended 8 of the 8 January 2019 President, Research and Development (to present) meetings (100%) of the Board of Directors [Reason for Election as Director] • Showed strong leadership in rebuilding the R&D pipeline by implementing key priorities: leveraging therapeutic area expertise to progress innovative assets, enhancing capabilities internally through external collaborations, and strengthening the R&D performance culture. • The Company believes his competency and experience as President, Research and Development are necessary for its success. 11

Number of Company Shares Owned Candidate (of which, number of Company Shares 35,103 shares Costa Saroukos No.4 to be provided under the Stock (33,603 shares) Compensation Plan, etc.) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on July 2012 Executive Finance Director - Eastern Europe, Middle East April 15, 1971 & Africa of MERCK SHARP & DHOME (49 years old) September 2014 Head of Finance and Business Development for the Asia- Pacific region of Allergan To be Reelected as May 2015 Chief Financial Officer of the Europe and Canada Business Internal Director Unit of the Company April 2018 Chief Financial Officer of the Company (to present) Tenure as Director: June 2019 Director of the Company (to present) 1 year Attended 7 of the 7 meetings (100%) of the Board of Directors [Reason for Election as Director] • Over 20 years experience in both private and public sectors, having held a number of finance leadership positions with financial responsibility for businesses in over 100 countries across Asia- Pacific, Europe, Africa and the Middle East. • Has a long track record of improving operational business profitability and driving performance by combining effective financial stewardship with business partnership. Throughout his career, he has promoted the use of best-practice sharing and talent development to build strong finance business and strategic partners. • The Company believes that his experience and competencies will contribute to the further acceleration of our transformation to create a global, values-based, R&D-driven biopharmaceutical leader. 12

Number of Company Shares Owned Candidate (of which, number of Company Shares 10,408 shares Masahiro Sakane No.5 to be provided under the Stock (9,508 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on June 2001 President and Representative Director, Komatsu Ltd. January 7, 1941 June 2007 Chairman of the Board and Representative Director, Komatsu (79 years old) Ltd. June 2010 Chairman of the Board, Komatsu Ltd. To be Reelected as June 2013 Councilor, Komatsu Ltd. External Director June 2014 External Director of the Company Independent Director (to present) June 2015 External Director, Kajima Corporation Tenure as Director: (to present) 6 years June 2017 Chair of the Board of Directors meeting of the Company (to present) Attended 8 of the 8 meetings (100%) of July 2019 Advisor, Komatsu Ltd. (to present) the Board of Directors [Reason for Election as Director] • Proactively expresses his opinions at the Board of Directors meetings by leveraging his ample experience as company top management. • Facilitates Board of Directors meetings as well as leads meetings by External Directors, which contribute to the making of fair and appropriate decisions and securing sound management within the Company. • Has also contributed as chairperson of the Nomination Committee of the Company to provide objectivity and transparency in the Director candidate selection process 13

Number of Company Shares Owned Candidate (of which, number of Company Shares 7,346 shares Olivier Bohuon No.6 to be provided under the Stock (7,346 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on January 2001 Senior Vice President & Director European Commercial January 3, 1959 Operations, GlaxoSmithKline Pharmaceuticals Europe (61 years old) July 2009 Executive Vice President, Abbott Laboratories September 2010 Chief Executive Officer, Pierre Fabre SA To be Reelected as April 2011 Chief Executive Officer, Smith & Nephew plc External Director July 2015 External Director, Shire plc Independent Director July 2018 External Director, Smiths Group plc (to present) January 2019 External Director of the Company Tenure as Director: (to present) 1.5 years February 2019 External Director and Chairman of the Board, LEO Pharma A/S (to present) Attended 7 of the 8 meetings (88%) of the Board of Directors [Reason for Election as Director] • He has necessary and sufficient expertise in Legacy Shire’s portfolio and its related therapeutic areas through his experience as an external director of Shire. In addition to his experience at Shire, he has each held key positions, including as CEO, in healthcare companies in Europe and the U.S. and has a deep insight into the management of global healthcare businesses based on their ample experience therein. Among other areas, he has remarkable expertise in the area of marketing in overall healthcare businesses. • Actively participates in the discussions at the Compensation Committee based on his experience as top management of a global operating company, providing objectivity and transparency in the Company's compensation plan for Directors. 14

Number of Company Shares Owned Candidate (of which, number of Company Shares 11,522 shares Jean-Luc Butel No.7 to be provided under the Stock (11,522 shares) Compensation Plan) (Photo) Profile and Important Duties Concurrently Held Born on January 1998 Corporate Officer, President, Worldwide Consumer November 8, 1956 Healthcare, Becton, Dickinson and Company (63 years old) November 1999 President, Independence Technology, Johnson & Johnson May 2008 Corporate Officer, Executive Committee Member, To be Reelected as Executive Vice President and Group President, External Director International, Medtronic, Inc. Independent Director January 2015 President, International, Baxter International Inc. Tenure as Director: July 2015 Global Healthcare Advisor, President, K8 Global Pte. Ltd. 4 years (to present) June 2016 External Director of the Company who is an ASC Member Attended 8 of the 8 March 2017 External Director, Varian Medical Systems, Inc. meetings (100%) of (to present) the Board of September 2017 External Director, Novo Holdings A/S Directors (to present) June 2019 External Director of the Company (to present) [Reason for Election as Director] • He has ample experience as top management of major western healthcare companies, which contributes to the making of fair and appropriate decisions and securing sound management within the Company • He has served as External Director who is an ASC Member of the Company since 2016 and as External Director who is not an ASC Member since 2019. • He has also contributed as a member of the Nomination Committee of the Company to provide objectivity and transparency in the Director candidate selection process. 15

Number of Company Shares Owned Candidate (of which, number of Company Shares 7,346 shares Ian Clark No.8 to be provided under the Stock (7,346 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on January 2010 Director, Chief Executive Officer and Head of North August 27, 1960 American Commercial Operations, Genentech, Inc. (59 years old) December 2016 External Director, Agios Pharmaceuticals, Inc. (to present) January 2017 External Director, Shire plc To be Reelected as January 2017 External Director, Corvus Pharmaceuticals, Inc. (to External Director present) Independent Director January 2017 External Director, Guardant Health, Inc. (to present) November 2017 External Director, AVROBIO Inc. (to present) Tenure as Director: 1.5 years April 2018 External Director, Forty Seven Inc. January 2019 External Director of the Company (to present) Attended 7 of the 8 meetings (88%) of the Board of Directors [Reason for Election as Director] • He has necessary and sufficient expertise in Legacy Shire’s portfolio and its related therapeutic areas through his experience as an external director of Shire. In addition to his experience at Shire, he has each held key positions, including as CEO, in healthcare companies in Europe and the U.S. and has a deep insight into the management of global healthcare businesses based on their ample experience therein. Among other areas, he has remarkable expertise in marketing in the area of oncology and the operation of the science and technology division of a healthcare company. • Actively participates in the discussions at the Compensation Committee based on his experience as top management of a global operating company, providing objectivity and transparency in the Company's compensation plan for Directors. 16

Number of Company Shares Owned Candidate (of which, number of Company Shares 12,808 shares Yoshiaki Fujimori No.9 to be provided under the Stock (9,508 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on May 2001 Senior Vice President, General Electric Company July 3, 1951 March 2011 Representative Director and Chairman, GE Japan (68 years old) Corporation August 2011 Representative Director, President and CEO, LIXIL To be Reelected as Corporation External Director August 2011 Director, Representative Executive Officer, President and Independent Director CEO, LIXIL Group Corporation January 2016 Representative Director, Chairman and CEO, LIXIL Tenure as Director: Corporation 4 years June 2016 External Director of the Company (to present) Attended 8 of the 8 February 2017 Senior Executive Advisor, CVC Asia Pacific (Japan) meetings (100%) of Kabushiki Kaisha (to present) the Board of August 2018 External Director and Chairman of the Board, Oracle Directors Corporation Japan (to present) June 2019 External Director, Toshiba Corporation (to present) March 2020 External Director, Shiseido Company, Limited (to present) [Reason for Election as Director] • Proactively expresses his opinions at the Board of Directors meetings by leveraging his ample experience as company top management, which contributes to the making of fair and appropriate decisions and securing sound management within the Company. • Actively participates in the discussions at the Compensation Committee based on his experience as top management of a global operating company, providing objectivity and transparency in the Company's compensation plan for Directors. 17

Number of Company Shares Owned Candidate (of which, number of Company Shares 7,346 shares Steven Gillis No.10 to be provided under the Stock (7,346 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on August 1981 Founder, Director and Executive Vice President, Research and Development, Immunex Corporation (currently, April 25, 1953 Amgen, Inc.) (67 years old) May 1993 Chief Executive Officer, Immunex Corporation To be Reelected as October 1994 Founder, Director and Chief Executive Officer, Corixa External Director Corporation (currently, GlaxoSmithKline) Independent Director January 1999 Director and Chairman, Corixa Corporation August 2005 Managing Director, ARCH Venture Partners (to present) Tenure as Director: 1.5 years October 2009 External Director, Pulmatrix, Inc. (to present) October 2012 External Director, Shire plc Attended 8 of the 8 May 2016 External Director and Chairman, VBI Vaccines, Inc. (to meetings (100%) of present) the Board of January 2019 External Director of the Company (to present) Directors [Reason for Election as Director] • He has necessary and sufficient expertise in Legacy Shire’s portfolio and its related therapeutic areas through his experience as an external director of Shire. In addition to his experience at Shire, he has each held key positions, including as CEO, in healthcare companies in Europe and the U.S. and has a deep insight into the management of global healthcare businesses based on their ample experience therein. Among other areas, he has remarkable expertise with a Ph.D. in Biological Sciences, in the area of immune-related healthcare businesses • He has also contributed as a member of the Nomination Committee of the Company to provide objectivity and transparency in the Director candidate selection process. 18

Number of Company Shares Owned Candidate (of which, number of Company Shares 11,508shares Shiro Kuniya No.11 to be provided under the Stock (9,508 shares) Compensation Plan) Profile and Important Duties Concurrently Held (Photo) April 1982 Registered as an attorney-at-law (Osaka Bar Association) Born on April 1982 Joined Oh-Ebashi Law Offices February 22, 1957 May 1987 Registered as an attorney-at-law at New York Bar Association (63 years old) April 2002 Managing Partner, Oh-Ebashi LPC & Partners (to present) To be Reelected as March 2012 External Director, NEXON Co., Ltd. External Director (to present) Independent Director June 2012 External Director, EBARA CORPORATION Tenure as Director: 4 years June 2013 External Corporate Auditor of the Company June 2013 External Director, Sony Financial Holdings Inc. Attended 8 of the 8 (to present) meetings (100%) of June 2016 External Director of the Company who is the Head of the ASC the Board of Directors June 2019 External Director of the Company (to present) [Reason for Election as Director] • As a lawyer, he has wide-ranging experience and expertise in the area of corporate and international legal affairs although he has never been directly involved in company management. • He has served as External Corporate Auditor since 2013, External Director who is the Head of ASC since 2016, and External Director who is not an ASC Member since 2019. 19

Number of Company Shares Owned Candidate (of which, number of Company Shares 12,208 shares Toshiyuki Shiga No.12 to be provided under the Stock (9,508 shares) Compensation Plan) Profile, Position and Responsibilities at the Company, (Photo) and Important Duties Concurrently Held Born on April 2000 Senior Vice President (Officer), Nissan Motor Co., Ltd. September 16, 1953 April 2005 Chief Operating Officer, Nissan Motor Co., Ltd. (66 years old) June 2005 Director, Nissan Motor Co., Ltd. To be Reelected as November 2013 Vice Chairman, Nissan Motor Co., Ltd. External Director June 2015 Chairman and CEO, Innovation Network Corporation of Independent Director Japan June 2016 External Director of the Company Tenure as Director: (to present) 4 years June 2017 Director, Nissan Motor Co., Ltd. Attended 8 of the 8 September 2018 Chairman and CEO, INCJ, Ltd. meetings (100%) of (to present) the Board of Directors [Reason for Election as Director] • Proactively expresses his opinions at the Board of Directors meetings by leveraging his ample experience as company top management as well as his expertise in general industries in Japan, which contributes to the making of fair and appropriate decisions and securing sound management within the Company. • He has also contributed as a member of the Nomination Committee of the Company to provide objectivity and transparency in the Director candidate selection process. 20

(Notes) 1. No special interests exist between the above candidates and the Company. 2. For the above candidates, the “Number of Company Shares Owned” includes the number of Company shares to be provided (as of March 31, 2019) under the stock compensation plan (for Mr. Andrew Plump and for Mr. Costa Saroukos in Fiscal Years 2017 and 2018, under the stock grant plan). Such Company shares are to be provided to each of the directors during his/her term of office or at the time of his/her retirement. [Description of the number of Company Shares to be provided under the Stock Compensation Plan, etc.] The Company introduced a stock compensation plan for Directors (excluding Directors residing overseas who are not External Directors) and a stock grant plan for executives of the Takeda Group in Japan and overseas (collectively, the “Plan”). The Company shares to be provided under the stock compensation plan for Directors who are not External Directors (excluding Directors who are Audit and Supervisory Committee Members and Directors residing overseas) (“Directors who are eligible for performance-linked compensation”) and the stock grant plan for executives of the Takeda Group in Japan and overseas include the following: (i) a fixed portion which is not linked to the Company’s performance (“Fixed Portion”); and (ii) a variable portion which is linked to the Company’s performance (“Performance-based Portion”). The number of Company shares to be provided to the above candidates in accordance with the Plan includes only the Fixed Portion under (i) above, since such number of Company shares to be provided is already fixed. The number of Company shares relating to the Performance-based Portion under (ii) above is not yet included, since it will vary in the range of 0-200% and is therefore not fixed at this moment. The provision of Company shares under (i) Fixed Portion and (ii) Performance-based Portion to the Directors who are eligible for performance-linked compensation will be made at a certain period during their term of office. The Company shares to be provided under the stock compensation plan for Directors who are Audit and Supervisory Committee Members and External Directors (“Directors who are not eligible for performance-linked compensation”) are included in the “Number of Company Shares to be provided under the Stock Compensation Plan,” since it is to be provided under (i) Fixed Portion, the number of Company shares to be provided to the above candidates is fixed. The provision of Company shares to the Directors who are not eligible for performance-linked compensation will be made at the end of their term of office or at the certain timing. In addition, with regard to Company shares to be provided under the Plan, (a) the voting rights thereof may not be exercised before such shares are provided to each candidate; and (b) 50% of such shares will be sold in the stock market to secure the necessary funds for tax payments and, thereafter, the proceeds thereof will be provided to each candidate. 3. Mr. Masahiro Sakane, Mr. Olivier Bohuon, Mr. Jean-Luc Butel, Mr. Ian Clark, Mr. Yoshiaki Fujimori, Mr. Steven Gillis, Mr. Shiro Kuniya and Mr. Toshiyuki Shiga are candidates to become External Directors who are not Audit and Supervisory Committee Members of the Company. The Company has set the “Internal criteria for independence of external directors” (the contents of such criteria are as set forth below.) and elected the External Directors based on such criteria. All of these 8 persons have met the requirements for Independent Directors based on the regulations of the financial instruments exchanges that the Company is listed on (e.g.: Tokyo Stock Exchange, Inc.). The Company has appointed these 8 persons as Independent Directors and submitted a notification to each exchange. 4. The Company receives advice, etc., on legal matters on an as needed basis from other lawyers working at Oh-Ebashi LPC & Partners, the law firm where Mr. Shiro Kuniya works concurrently, but the proportion of the annual value of those transactions to the sales of the Company and of Oh-Ebashi LPC & Partners is less than 1% in both cases. In addition, there is no advisory contract between the Company and Oh-Ebashi LPC & Partners. 5. Kajima Corporation (“Kajima”), where Mr. Masahiro Sakane serves as an External Director, and an employee of Kajima were prosecuted for a suspected violation of the Antimonopoly Act over the Chuo 21

Shinkansen Projects led by Central Japan Railway Company in March 2018. Mr. Masahiro Sakane didn’t recognize the above fact in advance, however, he has consistently expressed his opinion on the importance of compliance, including in thoroughly complying with applicable laws and regulations, at the Board of Directors meetings and on other occasions at Kajima. After recognizing the fact of the suspected violation mentioned above, Mr. Masahiro Sakane requested Kajima to investigate the matter and performed his duties, including by expressing his opinion on the improvement of the compliance system within the Kajima group and promotion of activities related thereto. 6. Nissan Motor Co., Ltd. (“Nissan”), where Mr. Toshiyuki Shiga served as a Director until June 2019, accepted the Japanese Ministry of Land, Infrastructure, Transport and Tourism (“MLITT”)’s process improvement orders in March 2018 relating to Nissan’s non-conformity with the final vehicle inspection processes at its plants in Japan during the period of September to November 2017. Also, since Nissan discovered additional instances of misconduct relating to the final vehicle inspection during the course of Nissan’s voluntary checks, Nissan accepted the MLITT’s process improvement directives in December 2018. Nissan paid the administrative fine pertaining to the aforementioned matters imposed in accordance with the Road Transport Vehicle Act of Japan. Moreover, Mr. Carlos Ghosn, Nissan’s former Representative Director and Chairman, and Mr. Greg Kelly, Nissan’s former Representative Director, were indicted for violating the Financial Instruments and Exchange Act, namely making false disclosures in annual securities reports, and Nissan, as a legal entity, was also indicted for the same violation on December 10, 2018 and January 11, 2019. In relation to this matter, the Japanese Financial Services Agency issued a surcharge payment order against Nissan as of February 27, 2020. 7. The Company has entered into contracts with Mr. Masahiro Sakane, Mr. Olivier Bohuon, Mr. Jean-Luc Butel, Mr. Ian Clark, Mr. Yoshiaki Fujimori, Mr. Steven Gillis, Mr. Shiro Kuniya and Mr. Toshiyuki Shiga limiting the maximum amount of their liability for the damages set forth in Article 423, Paragraph 1 of the Companies Act to the legally stipulated value. If their re-election is approved, the Company plans to continue the same contracts to limit their liability. <Reference> Internal criteria for the independence of External Directors of the Company The Company will judge whether an External Director has sufficient independence against the Company with emphasis on his/her meeting the following quality requirements, on the premise that he/she meets the criteria for independence established by the financial instruments exchanges. The Company believes that such persons will truly meet the shareholders’ expectations as External Directors of the Company, i.e., persons who can exert a strong presence in a diverse group of people that comprise the directors of the Company by proactively continuing to inquire on the nature of, encourage improvement in, and make suggestions regarding the important matters of the Company doing a pharmaceutical business globally, for the purpose of facilitating an impartial and fair judgment of the Company’s business and securing the sound management of the Company. The Company requires that persons who will be external directors to meet two (2) or more items out of the following four (4) items of quality requirements: (1) He/She has advanced insight derived from experience in corporate management; (2) He/She has a high level of knowledge in areas requiring high expertise such as accounting and law; (3) He/She is well versed in the pharmaceutical and/or global business; and (4) He/She has advanced linguistic skills and/or broad experience, which enables him/her to understand diverse values and to actively participate in discussions with others. 22

Third Proposal: Election of Four (4) Directors who are Audit and Supervisory Committee Members

The term of office of the Four (4) Directors who are Audit and Supervisory Committee ("ASC") Members, namely Yasuhiko Yamanaka, Koji Hatsukawa, Emiko Higashi and Michel Orsinger will expire at the close of this General Meeting of Shareholders. Therefore, the Company proposes the election of Four (4) Directors who are ASC Members including three (3) External Directors.
This proposal was approved by the ASC.

The candidates for Directors who are ASC Members are as follows (*The photographs of the candidates are omitted in this translation.*):

Candidate No.	Name		Current position and responsibilities	Tenure as Director	Number of Board of Directors meetings attended	Number of ASC meetings attended
1	Yasuhiko Yamanaka	To be reelected	Full-time ASC Member	4 years	8/8 (100%)	11/11 (100%)
2	Koji Hatsukawa	To be reelected as External Director Independent Director	Head of the ASC	4 years	8/8 (100%)	11/11 (100%)
3	Emiko Higashi	To be reelected as External Director Independent Director	ASC Member	4 years	8/8 (100%)	7/7 (100%)
4	Michel Orsinger	To be reelected as External Director Independent Director	ASC Member	4 years	8/8 (100%)	7/7 (100%)

(Note) With regard to "Number of ASC meetings attended," the ASC meetings which Directors Ms. Emiko Higashi and Mr. Michel Orsinger were eligible to attend were those held after June 27,

23

2019 when they took office as Directors who are ASC Members after the expiration of their tenure as Directors who are not ASC Members. 24

Number of Company Shares Owned Candidate (of which, number of Company Shares 35,967 shares Yasuhiko Yamanaka No.1 to be provided under the Stock (10,867 shares) Compensation Plan) (Photo) Profile and Important Duties Concurrently Held Born on June 2003 Senior Vice President, Corporate Strategy & Planning January 18, 1956 Department of the Company (64 years old) April 2007 Senior Vice President, Pharmaceutical Marketing Division of the Company To be Reelected as June 2007 Director of the Company Internal Director June 2011 Managing Director of the Company Tenure as Director: June 2015 Corporate Auditor of the Company 4 years June 2016 Director of the Company who is a Full-time ASC Member (to present) Attended 8 of the 8 meetings (100%) of the Board of Directors Attended 11 of the 11 meetings (100%) of the ASC [Reason for Election as Director (ASC Member)] • He is familiar with the details of the Company's internal business operations/situations, through his wide-ranging experience inside the Company including the experience of supervising the corporate strategy and Takeda's drug business in Japan. • His full-time presence will contribute in the acquisition of information through his attendance in important meetings, daily collection of information, periodically listening to business reports from the business operating division, and cooperation with the internal audit division and internal control promoting division, etc., and sharing such information with all the other ASC Members. • He will contribute in the realization of the mission of the ASC as a Full-time ASC Member: to further ensure the sound and continuous growth of the Company, realize the creation of mid- and long-term corporate value, and establish a good corporate governance system that will accommodate society’s trust. 25

Number of Company Shares Owned Candidate (of which, number of Company Shares 11,308 shares Koji Hatsukawa No.2 to be provided under the Stock (9,508 shares) Compensation Plan) (Photo) Profile and Important Duties Concurrently Held Born on March 1974 Joined Price Waterhouse Accounting Office September 25, 1951 July 1991 Representative Partner, Aoyama Audit Corporation (68 years old) October 2005 Director and Manager of International Operations, To be Reelected as ChuoAoyama PricewaterhouseCoopers External Director May 2009 CEO, PricewaterhouseCoopers Arata Independent Director June 2012 Audit & Supervisory Board Member, The Norinchukin Bank Tenure as Director: (to present) 4 years June 2013 External Audit & Supervisory Board Member, Fujitsu Limited (to present) Attended 8 of the 8 meetings (100%) of June 2016 External Director of the Company who is an ASC Member the Board of Directors June 2019 External Director of the Company who is the Head of the ASC (to present) Attended 11 of the 11 meetings (100%) of the ASC [Reason for Election as Director (ASC Member)] • As a certified public accountant, he has wide-ranging experience and expertise in the area of corporate finance and accounting although he has never been directly involved in company management. • He has served as External Director who is an ASC Member since 2016 and as External Director who is the Head of ASC since 2019. • He will contribute in the realization of the mission of ASC: to ensure the sound and continuous growth of the Company, realize the creation of mid- and long-term corporate value, and establish a good corporate governance system that will accommodate society’s trust. 26

Candidate No.3	Emiko Higashi	Number of Company Shares Owned (of which, number of Company Shares to be provided under the Stock Compensation Plan)	11,522 shares (11,522 shares)

(Photo)	Profile and Important Duties Concurrently Held	
Born on November 6, 1958 (61 years old) To be Reelected as External Director Independent Director Tenure as Director: 4 years Attended 8 of the 8 meetings (100%) of the Board of Directors Attended 7 of the 7 meetings (100%) of the ASC	May 1994	Managing Director, Investment Banking, Merrill Lynch & Co.
	April 2000	CEO, Gilo Ventures, LLC
	January 2003	Managing Director, Tomon Partners, LLC (to present)
	November 2010	External Director, KLA-Tencor Corporation (currently KLA Corporation) (to present)
	June 2016	External Director, MetLife Insurance K.K.
	June 2016	External Director of the Company
	May 2017	External Director, Rambus Inc. (to present)
	June 2019	External Director of the Company who is an ASC Member (to present)
	June 2019	External Director, Sanken Electric Co., Ltd. (to present)

[Reason for Election as Director (ASC Member)]

- Proactively expresses her opinions at the Board of Directors meetings by leveraging her ample experience and wide expertise on healthcare, technology and financial industries, which contributes to the making of fair and appropriate decisions and securing sound management within the Company.
- As chairperson, she actively led discussions at the Compensation Committee by expressing opinions based on her experience as a top executive of a global operating company, providing objectivity and transparency in the Company's compensation plan for Directors.
- The Company believes she would contribute in the realization of the mission of ASC: to ensure the sound and continuous growth of the Company, realize the creation of mid- and long-term corporate value, and establish a good corporate governance system that will accommodate society's trust.

27

Number of Company Shares Owned Candidate (of which, number of Company Shares 11,522 shares Michel Orsinger No.4 to be provided under the Stock (11,522 shares) Compensation Plan) (Photo) Profile and Important Duties Concurrently Held Born on March 2001 Chief Executive Officer and President, OTC Division September 15, 1957 Worldwide, Consumer Health, Novartis AG (62 years old) April 2007 President and Chief Executive Officer, Synthes, Inc. (currently Johnson & Johnson) To be Reelected as June 2012 Worldwide Chairman, Global Orthopedics Group, DePuy External Director Synthes Companies, Johnson & Johnson Independent Director June 2012 Member of Global Management Team, Johnson & Johnson June 2016 External Director of the Company Tenure as Director: June 2019 External Director of the Company who is an ASC Member (to 4 years present) Attended 8 of the 8 meetings (100%) of the Board of Directors Attended 7 of the 7 meetings (100%) of the ASC [Reason for Election as Director (ASC Member)] • Has proactively expressed opinions at the Board of Directors meetings by leveraging his ample experiences as top management of major western healthcare companies, which contribute to securing sound management of the Company. • He has also contributed as a member of the Nomination Committee of the Company to provide objectivity and transparency in the Director candidate selection process. • The Company believes he would contribute in the realization of the mission of ASC: to ensure the sound and continuous growth of the Company, realize the creation of mid- and long-term corporate value, and establish a good corporate governance system that will accommodate society’s trust. 28

(Notes) 1. No special interests exist between the above candidates and the Company. 2. For the above candidates, the “Number of Company Shares Owned” includes the number of Company shares to be provided (as of March 31, 2020) under the stock compensation plan. Such Company shares are to be provided to each of the directors at the time of his/her retirement. Please refer to the [Description of the number of Company Shares to be provided under the Stock Compensation Plan, etc.] in Note No.2 of the “Second Proposal: Election of Twelve (12) Directors who are not Audit and Supervisory Committee Members” with regard to the number of shares to be provided. 3. Mr. Koji Hatsukawa, Ms. Emiko Higashi and Mr. Michel Orsinger are candidates to become External Directors of the Company who are ASC Members. The Company has set the “Internal criteria for independence of External Directors of the Company” (The contents of such criteria are as set forth on page 22) and elected the External Directors based on such criteria. All of these 3 persons have met the requirement for Independent Directors based on the regulations of the financial instruments exchanges that the Company is listed on (e.g., Tokyo Stock Exchange, Inc.). The Company has appointed these 3 persons as Independent Directors and submitted a notification to each exchange. 4. Fujitsu Limited (“Fujitsu”), where Mr. Koji Hatsukawa serves as an External Audit & Supervisory Board Member, received a cease and desist order and a surcharge payment order from the Fair Trade Commission in July 2016 based on a violation of the Antimonopoly Act over a transaction between Fujitsu and Tokyo Electric Power Company, Incorporated. Also, Fujitsu was found to have violated the Antimonopoly Act in February 2017 with regard to a transaction between Fujitsu and Chubu Electric Power Co., Inc. Fujitsu completed the necessary procedures including an investigation led by its President. Mr. Koji Hatsukawa has consistently expressed his opinion from the point of view of strengthening compliance, including compliance with applicable laws. Also, Mr. Koji Hatsukawa has advocated the strengthening of efforts with regard to compliance within the Fujitsu group and confirmed that Fujitsu, as a group, exerts efforts to prevent recurrences. Moreover, after the revelation of the facts described above, Mr. Koji Hatsukawa has continuously monitored Fujitsu so that efforts to strengthen compliance would be made. 5. The Company has entered into contracts with Mr. Yasuhiko Yamanaka, Mr. Koji Hatsukawa, Ms. Emiko Higashi and Mr. Michel Orsinger limiting the maximum amount of their liability for the damages set forth in Article 423, Paragraph 1 of the Companies Act to the legally stipulated value. If their election as Directors who are Audit and Supervisory Committee Members is approved, the Company plans to continue the same contracts to limit their liability. 29

Fourth Proposal: Payment of Bonuses to Directors who are not Audit and Supervisory Committee Members The Company proposes to pay bonuses up to the total amount of 1,100 million JPY (excluding bonuses paid to the relevant Directors for their work as employees) to the three (3) Directors (excluding Directors residing overseas and External Directors) in office as of the end of this fiscal year, in keeping with the achievement of the key performance indicators such as the Underlying Revenue, Underlying Core Operating Profit and Underlying Core EPS set forth for this fiscal year. <Shareholders’ proposal (Fifth Proposal)> The Fifth Proposal is proposed by 11 shareholders, the total number of whose voting rights is 20,907 (the proportion of such voting rights in the total voting rights of the shareholders is 0.13%). Note that the “Summary of the Proposal” and the “Reasons for the Proposal,” both of which are proposed by such shareholders, are described as the originals (in Japanese) which we received as of April 27, 2020. Fifth Proposal: Election of One (1) Director who is an Audit and Supervisory Committee Member (1) Summary of the Proposal Election of Mr. Takeshi Ito as a Director who is an Audit and Supervisory Committee Member (2) Reasons for the proposal The business results for fiscal year 2018, which have been announced, show that the Company’s ROE is 3%, which is significantly lower than that of major Japanese pharmaceutical peers (approximately 8% for Daiichi Sankyo, approximately 17% for Astellas, and approximately 10% for Eisai). In addition, the Company’s total shareholder return (TSR) over the five years during Mr. Weber’s tenure as President, which is the sum of share price changes and dividends, is -27% (the annual average is approximately △ 5%), significantly lower than that of Japanese pharmaceutical peers (318% for Daiichi Sankyo, △ 2% for Astellas, and 2% for Eisai). Furthermore, repayment of financial debt, which increased to approximately 5 trillion JPY following the acquisition of Shire, is also an urgent management issue. It is essential for the Company to elect an External Director capable of giving advice from the perspective of encouraging sustainable growth and improving the Company’s mid/long-term corporate value in line with the Corporate Governance Code (Principle 4-7). From the perspective above, electing Mr. Takeshi Ito, having worked for many years in the securities industry, which evaluates corporate performance from the perspective of investors, as well as having abundant international experience, as an External Director can be expected to significantly contribute to resolving the aforementioned issues. <Background, etc. of the candidate> Candidate No. 1: Takeshi Ito Born on August 19, 1943 Number of Company Shares Owned: 800 shares n Profile, Position, Responsibility and Important Duties Concurrently Held From September 1969 Vice President and Analyst, International Investigation, New York to July 1974 Headquarters, Drexel Burnham 30

From July 1974 Head of Tokyo Office, Drexel Burnham to October 1982 From October 1982 Head of Tokyo Office and First Vice President, International to October 1983 Investigation, New York Headquarters, Drexel Burnham Lambert From October 1983 Vice President, Stock and Wholesale Banking, New York to September 1986 Headquarters, First Boston Corporation (currently known as Credit Suisse) From September 1986 Director, Investment Banking, First Boston Corporation (currently to October 1993 known as Credit Suisse) From October 1993 Managing Director and Vice President, Stock Investigation, Tokyo to March 1996 Branch, Smith Barney Securities; Director, Smith Barney Investment Advisory From March 1996 Managing Director and Vice President, Investment Banking, Tokyo to March 1997 Branch, Smith Barney Securities From March 1997 Senior Managing Director, Investment Banking, Tokyo Branch, to June 1998 Salomon Smith Barney Securities From June 1998 President and Representative Director, UBS Asset Management to February 2000 From March 2000 Founding Partner, Japan Venture Partners LLC to December 2009 From January 2010 Executive Advisor, Japan Wealth Management Securities Co., Ltd. to February 2012 (JWM) From February 2012 Senior Vice Chairman and Chief Operating Officer (COO), Aozora to June 2013 Securities Co., Ltd. (after acquisition of JWM) From June 2013 Advisor, Aozora Securities Co.,Ltd. to June 2018 From June 2014 Director, Azbil Corporation to present From May 8, 2018 Representative Director, LOGOS Capital Partners Inc. to present <Important Positions Held Concurrently> Director, Azbil Corporation Representative Director, LOGOS Capital Partners Inc. 31

n Reason for Election as Director The business results for fiscal year 2018, which have been announced, show that the Company’s ROE is 3%, which is significantly lower than that of major Japanese pharmaceutical peers (approximately 8% for Daiichi Sankyo, approximately 17% for Astellas, and approximately 10% for Eisai). In addition, the Company’s total shareholder return (TSR) over the five years during Mr. Weber’s tenure as President, which is the sum of share price changes and dividends, is -27% (the annual average is approximately △ 5%), significantly lower than that of Japanese pharmaceutical peers (318% for Daiichi Sankyo, △ 2% for Astellas, and 2% for Eisai). Furthermore, repayment of financial debt, which increased to approximately 5 trillion JPY following the acquisition of Shire, is also an urgent management issue. It is essential for the Company to elect an External Director capable of giving advice from the perspective of encouraging sustainable growth and improving Company’s mid/long-term corporate value in line with the Corporate Governance Code (Principle 4-7). From the perspective above, electing Mr. Takeshi Ito, having worked for many years in the securities industry, which evaluates corporate performance from the perspective of investors, as well as having abundant international experience, as an External Director can be expected to significantly contribute to resolving the aforementioned issues. (Description on special interests) No special interests exist between the above candidate and the Company. ○ Opinion of the Board of Directors on the Fifth Proposal The Board of Directors objects to this Proposal. The Company has established the Nomination Committee (all members of which are Independent External Directors) as a voluntary advisory body for the Board of Directors to ensure objectivity and fairness concerning the election of Directors. The Company proposed to the Meeting the Company’s Third Proposal, the “Election of Four (4) Directors who are Audit and Supervisory Committee Members,” after the Nomination Committee, which received a request for consultation from the Board of Directors, deliberated on the details of the Third Proposal and judged that it was appropriate and, in light thereof, the Board of Directors (the majority of which is composed of Independent External Directors) once again deliberated on and approved the Third Proposal. The four candidates for Directors who are Audit and Supervisory Committee (“ASC”) Members in the Company’s proposal consist of one Internal Director candidate and three Independent External Director candidates. The majority of the ASC Members are Independent External Directors, and the ASC’s function of auditing and supervising business execution will be appropriately performed by fair and proper cooperation between the Internal Director who is familiar with the pharmaceutical industry and the Company and the Independent External Directors who performs their duties independently. Therefore, we believe that the number of the ASC Members and the composition of the ASC is appropriate. In addition, the Company has set the “Internal criteria for independence of External Directors of the Company” (the details of which are as set forth on page 22) and elected the External Directors based on that criteria, and we also believe that the three Independent External Director candidates have well-balanced qualifications, which are desirable for shareholders, such as “high expertise in finance and accounting,” “knowledge in the global business,” “affluent experience in the pharmaceutical industry,” and “sufficient knowledge in corporate governance with the experience of the board of directors of a publicly traded company,” which we believe is optimal for the Company. In the “Reasons for the proposal” in the shareholders’ proposal, the repayment of financial debt is pointed out as a management issue. In addition, “Roles and Responsibilities of Independent Directors” 32

in Principle 4-7 of the Corporate Governance Code was cited, suggesting that the election of the candidate for a director who is an ASC Member pertaining to the shareholders’ proposal as an External Director should promote the repayment of financial debt. However, we placed the reduction of the financial debt as the management objective from the time of the Shire acquisition and are currently working to reduce the financial debt as scheduled. Also, regarding the management policy and the improvement of management, which is the matters to be deliberated by the Board of Directors not by ASC, the Independent External Directors, who account for the majority of our Board of Directors, actively advise on the promotion of the Company’s sustained growth and the improvement of the Company’s mid- and long-term corporate value based on their respective insights. Thus, our Independent External Directors have fully fulfilled the roles and responsibilities required by Principle 4-7 of the Corporate Governance Code. Moreover, we believe that the three External Director candidates proposed by the Company can also continue to fully fulfill those roles and responsibilities. In light of the election process of External Director candidates and the appropriateness of the composition of the ASC, as well as the fulfillment of the roles and responsibilities of our Independent External Directors, we believe that the approval of the four candidates proposed by the Company in the Third Proposal is most desirable to continue to build a highly independent and transparent, as well as effective, corporate governance system. Furthermore, in consideration of the fact that the shareholders’ proposal is a proposal to elect Director who is an ASC Member, the Board of Directors consulted with the Nomination Committee in order to ensure the objectivity and fairness of its review of the shareholders’ proposal. As for the candidate for a director who is an ASC Member pertaining to the shareholders’ proposal, the Nomination Committee reviewed and deliberated on the candidate from the standpoint of performance and expertise, as well as the expected role within the entire structure of our Board of Directors, and submitted reports to the Board of Directors. The Board of Directors also deliberately and adequately deliberated on the candidate based on the reports. However, we did not recognize the reasons for the election of the candidate proposed by the shareholders that rank with or exceed those of the candidates proposed by our Board of Directors in the Third Proposal, the “Election of Four (4) Directors who are Audit and Supervisory Committee Members.” From the above, the Board of Directors objects to this Proposal because we believe that the election of the four candidates proposed by the Company in the Third Proposal, the “Election of Four (4) Directors who are Audit and Supervisory Committee Members,” will be in the interest of our shareholders from the standpoint of building a highly independent and transparent, as well as effective, corporate governance system, and there is no need to elect the candidate for a director who is an ASC Member pertaining to the shareholders’ proposal as an External Director. END OF DOCUMENT 33

(Enclosed Documents) Business Report (From April 1, 2019 to March 31, 2020) 1. Current State of the Takeda Group (1) Business Overview We are a global, values-based, R&D-driven, biopharmaceutical company with an innovative portfolio, engaged primarily in the research, development, production and marketing of pharmaceutical products. We have a geographically diversified global business base and our prescription drugs are marketed in major countries worldwide. We have grown both organically and through acquisitions, completing a series of major transactions that have resulted in growth in our areas of therapeutic, geographic and pipeline focus. In particular, our acquisition of Shire in January 2019 (the “Shire Acquisition”) strengthened our presence in gastroenterology (GI) and neuroscience, while providing us with a leading position in rare disease and plasma driven therapies. It also enhanced our R&D engine and created a highly complementary, robust, modality-diverse pipeline. Commercially, the Shire Acquisition significantly strengthened our presence in the United States. As a result of the Shire Acquisition, we incurred significant indebtedness to finance the cash portion of the consideration. We plan to continue to de-lever using operating cash flows and by continuing to divest non-core assets. 34

(2) Business Performance for Fiscal 2019

(i) Consolidated Financial Results (April 1,2019 to March 31, 2020)

Billion JPY or percentage

	For the fiscal year ended March 31,			
	2019*	2020	Change versus the previous year	
Revenue	2,097.2	3,291.2	1,194.0	56.9 %
Cost of Sales	(651.7)	(1,089.8)	(438.0)	67.2 %
Selling, General and Administrative Expenses	(717.6)	(964.7)	(247.1)	34.4 %
Research and Development Expenses	(368.3)	(492.4)	(124.1)	33.7 %
Amortization and Impairment Losses on Intangible Assets Associated with Products	(178.6)	(455.4)	(276.8)	155.0 %
Other Operating Income	159.9	60.2	(99.7)	(62.3)%
Other Operating Expenses	(103.2)	(248.7)	(145.5)	141.1 %
Operating Profit	237.7	100.4	(137.3)	(57.8)%
Finance Income	16.8	27.8	11.0	65.2 %
Finance Expenses	(83.3)	(165.0)	(81.7)	98.1 %
Share of Loss of Investments Accounted for Using the Equity Method	(43.6)	(24.0)	19.6	(45.0)%
Profit (Loss) Before Tax	127.6	(60.8)	(188.4)	(147.6)%
Income Tax Benefit	7.5	105.0	97.6	—
Net Profit for the Year	135.1	44.3	(90.8)	(67.2)%

* With the completion of the Shire acquisition, Consolidated Statements for the fiscal year ended March 31, 2019, include Shire's results for the period from January 8, 2019, to March 31, 2019.
During the fiscal year ended March 31, 2020, the Takeda Group completed the purchase price allocation for the assets acquired and the liabilities assumed as part of the Shire acquisition. Accordingly, Consolidated Statements for the fiscal year ended March 31, 2019, were retrospectively adjusted.

Revenue. Revenue for the fiscal year ended March 31, 2020 was 3,291.2 billion JPY, an increase of 1,194.0 billion JPY, or 56.9%, compared to the previous fiscal year. Revenue from the products obtained through the Shire Acquisition, which totaled 1,522.2 billion JPY, an increase of 1,213.0 billion JPY reflecting a full year of contribution to revenue, was the main driver of revenue growth.

Year-on-year change in revenue for this fiscal year in each of our main therapeutic areas was primarily attributable to the following products:

- *GI.* In Gastroenterology, revenue was 697.9 billion JPY, a year-on-year increase of 158.6 billion JPY, or 29.4%. Growth was driven by ENTYVIO (for ulcerative colitis (UC) and Crohn's

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disease (CD)), Takeda's top-selling product, with sales of 347.2 billion JPY, a year-on-year increase of 78.0 billion JPY, or 29.0%. Market share growth in the U.S. and in Europe was driven by further penetration in the bio-naïve segment in UC and CD, combined with increased overall market share. In Japan, it obtained an additional indication for CD in the first quarter of this fiscal year. Sales of TAKECAB (for acid-related diseases) were 72.7 billion JPY, an increase of 14.5 billion JPY, or 24.8% versus the previous fiscal year. The increase was driven by the expansion of new prescriptions in the Japanese market due to TAKECAB's efficacy in reflux esophagitis and the prevention of recurrence of gastric and duodenal ulcers during low-dose aspirin administration. The contribution of sales of GATTEX/REVESTIVE (for short bowel syndrome), obtained through the acquisition of Shire, increased by 49.1 billion JPY to 61.8 billion JPY for this fiscal year, reflecting its first full year contribution to revenue. • Rare Diseases. Our Rare Disease products, obtained through the Shire Acquisition, increased by 505.5 billion JPY to 634.9 billion JPY for this fiscal year, reflecting their first full year contribution to revenue. Sales of the biggest contributors in each therapeutic area were 157.9 billion JPY of ADVATE in Rare Hematology (for hemophilia A), 68.3 billion JPY of TAKHZYRO, a prophylaxis against Hereditary Angioedema, and 67.9 billion JPY of ELAPRASE in Rare Metabolic (for Hunter syndrome), with growth of 125.8 billion JPY, 58.5 billion JPY, and 52.8 billion JPY, respectively. • PDT Immunology. In Plasma-Derived Therapies (PDT) Immunology, revenue increased by 300.7 billion JPY compared to the previous fiscal year to 394.2 billion JPY, predominantly due to the addition of products obtained through the acquisition of Shire. The revenue includes product sales of a subsidiary, Nihon Pharmaceutical Co., Ltd., which has been engaging in PDT business in Japan since before the Shire acquisition. Aggregate sales of immunoglobulin products were 298.7 billion JPY. The biggest contributor was GAMMAGARD LIQUID (mainly for the treatment of primary immunodeficiency (PID) and multifocal motor neuropathy (MMN)), a highly recognized intravenous immunoglobulin brand that is the standard of care treatment for PID and MMN in the U.S. Aggregate sales of albumin products including ALBUMIN GLASS and FLEXBUMIN (primarily used for hypovolemia and hypoalbuminemia) were 67.2 billion JPY and other PDT immunology products added 28.3 billion JPY of aggregate sales. • Oncology. In Oncology, revenue was 421.0 billion JPY, a year-on-year increase of 21.5 billion JPY, or 5.4%. Sales of NINLARO (for multiple myeloma) were 77.6 billion JPY, an increase of 15.4 billion JPY, or 24.7%, versus the previous fiscal year, reflecting strong growth in global sales particularly in the U.S. and China. Additionally, sales of ADCETRIS (for malignant lymphomas) increased by 9.8 billion JPY, or 22.8%, to 52.7 billion JPY, reflecting strong growth in sales particularly in Japan where it has obtained an additional indication as a frontline treatment option for CD30-positive Hodgkin lymphoma. Revenue attributable to ALUNBRIG (for non-small cell lung cancer) increased by 2.0 billion JPY, or 39.2%, to 7.2 billion JPY, as it continues to launch in European countries. Sales of VELCADE (for multiple myeloma) decreased by 9.5 billion JPY, or 7.5% compared to the previous fiscal year to 118.3 billion JPY, of which ex-US royalty income was 9.6 billion JPY, a significant year-on-year decrease of 12.7 billion JPY, or 57.0%. VELCADE is a product which accounts for a large portion in Oncology. Sales in the US was increased by 3.1 billion JPY, or 2.9%, to 108.8 billion JPY, due to lesser impact than expected from additional competitor’s product in the market. 36

- *Neuroscience.* In Neuroscience, revenue was 438.5 billion JPY, a year-on-year increase of 283.9 billion JPY, or 183.5%. This increase was largely attributable to the neuroscience portfolio obtained through the acquisition of Shire, including VYVANSE (for attention deficit hyperactivity disorder (ADHD)) which increased by 224.7 billion JPY to 274.1 billion JPY for this fiscal year, reflecting its first full year contribution to revenue. Sales of TRINTELLIX (for major depressive disorder (MDD)), which is a legacy Takeda product, were 70.7 billion JPY, an increase of 13.1 billion JPY, or 22.8%, versus the previous fiscal year driven by increase in new patients and improved persistence on therapy. Both brands were launched in Japan in the third quarter of this fiscal year.

Revenue by Geographic Region:

Billion JPY; percentages are portion of total revenue

	For the fiscal year ended March 31,			
Revenue:	2019		2020	
Japan	571.0	27.2%	592.8	18.0%
United States	829.0	39.5%	1,595.9	48.5%
Europe and Canada	405.6	19.3%	645.5	19.6%
Russia/CIS	59.7	2.8%	76.8	2.3%
Latin America	88.1	4.2%	143.5	4.4%
Asia (excluding Japan)	105.4	5.0%	165.4	5.0%
Other	38.3	1.8%	71.3	2.2%
Total	2,097.2	100.0%	3,291.2	100.0%

Cost of Sales. Cost of Sales increased 438.0 billion JPY, or 67.2%, to 1,089.8 billion JPY for the fiscal year ended March 31, 2020. This increase was primarily caused by the inclusion of full year Cost of Sales related to the sale of products obtained in the Shire Acquisition and increase by 125.7 billion JPY in non-cash charges, mainly from the unwind of the fair value step up on acquired inventory recognized in connection with the Shire Acquisition. These effects were partially offset by a decrease in Cost of Sales for legacy Takeda products, primarily due to a more favorable product mix.

Selling, General and Administrative (SG&A) expenses. SG&A expenses increased 247.1 billion JPY, or 34.4%, to 964.7 billion JPY for the fiscal year ended March 31, 2020, mainly due to expenses relating to the acquired operations of Shire. This increase was partially offset by the favorable impact of the Global Opex Initiative*, cost synergies from the integration of Shire. In addition, there was a 23.8 billion JPY of costs related to the Shire Acquisition incurred in the fiscal year ended March 31, 2019.

* Takeda's global operating expense reduction initiative with the aim of delivering annual margin improvements driven by reduced consumption, procurement initiatives and organizational optimization.

Research and Development (R&D) expenses. R&D expenses increased 124.1 billion JPY, or 33.7%, to 492.4 billion JPY, primarily resulting from costs for the R&D programs acquired from Shire.

Amortization and Impairment Losses on Intangible Assets Associated with Products. Amortization and Impairment Losses on Intangible Assets Associated with Products increased by

37

276.8 billion JPY, or 155.0%, to 455.4 billion JPY for the fiscal year ended March 31, 2020, primarily attributable to 250.6 billion JPY increase in amortization of intangible assets related to the assets obtained through the Shire Acquisition. Impairment charges increased by 34.7 billion JPY from the previous fiscal year to 43.3 billion JPY. Those charges were related to certain marketed products and IPR&D assets, including a 15.6 billion JPY impairment charge related to our decision to terminate the TAK-616 AMR program following the interim readout in May 2019 and a 10.9 billion JPY impairment charge due to a change in study design related to TAK-607. Impairment charges recorded in the fiscal year ended March 31, 2019 were 8.6 billion JPY, with 7.2 billion JPY of such impairment relating to the termination of an R&D collaboration with Mersana Therapeutics. Other Operating Income. Other Operating Income decreased by 99.7 billion JPY, or 62.3%, to 60.2 billion JPY for the fiscal year ended March 31, 2020. This decrease was primarily due to a 50.3 billion JPY gain on sale of property, plant and equipment and investment property including the building of Takeda's previous headquarters in Tokyo and 38.2 billion JPY gain on sale of shares of the subsidiary related to real estate businesses, recorded in the fiscal year ended March 31, 2019. In addition, the decrease is also due to 18.4 billion JPY of gain on the sale of 100% of the shares held in Guangdon Techpool Bio-Pharma Co., LTD. recorded in the previous fiscal year. Other Operating Expenses. Other Operating Expenses were 248.7 billion JPY for the fiscal year ended March 31, 2020, an increase of 145.5 billion JPY, or 141.1%, compared to the previous fiscal year, primarily due to an increase of 98.1 billion JPY to 181.0 billion JPY in restructuring expenses for the current fiscal year compared to the previous fiscal year. An increase of restructuring expenses mainly resulted from an increase of 75.7 billion JPY to 135.4 billion JPY in Shire integration costs compared to the previous fiscal year driven by the progress of the Shire integration including site restructuring resulted in an impairment charge of a manufacturing facility in Ireland. The increase was also due to impairment of property, plant & equipment relating to the pending sale and leaseback of our Shonan Health Innovation Park ("Shonan iPark"). The valuation reserve for pre-launch inventories was also negatively impacted by 34.5 billion JPY comprised of 30.4 billion JPY recorded for the current fiscal year whereas 4.1 billion JPY reversal of valuation reserve for pre-launch inventories recorded in the fiscal year ended March 31, 2019. Operating Profit. As a result of the above factors, Operating Profit decreased by 137.3 billion JPY, or 57.8%, to 100.4 billion JPY for the fiscal year ended March 31, 2020. Net Finance Expenses. Net Finance Expenses were 137.2 billion JPY for the fiscal year ended March 31, 2020, an increase of 70.7 billion JPY compared to the previous fiscal year, mainly due to an increase of 100.8 billion JPY interest expenses on bonds and loans issued to finance the Shire Acquisition. This increase of interest expenses is partially offset by 16.1 billion JPY in financing fees related to the bridge loan associated with the Shire Acquisition recorded in the fiscal year ended March 31, 2019 and a 21.3 billion JPY gain recognized on the warrant to purchase stocks of a privately held company upon that company's initial public offering for the fiscal year ended March 31, 2020. Shares of Loss of Investments Accounted for Using the Equity Method. Shares of Loss of Investments Accounted for Using the Equity Method was 24.0 billion JPY for the fiscal year ended March 31, 2020, a decrease of 19.6 billion JPY, or 45.0% compared to the previous fiscal year, mainly due to a decrease of impairment charge recognized by Teva Takeda Pharma Ltd*. 38

* Teva Takeda Pharma Ltd operates a business of long-listed products and generics. Income Tax Benefit. Income Tax Benefit was 105.0 billion JPY for the fiscal year ended March 31, 2020, compared to income tax benefit of 7.5 billion JPY for the previous fiscal year. This was mainly due to a non-cash deferred tax benefit of 94.6 billion JPY as a result of enactment of tax reform in Switzerland in the current fiscal year. The higher income tax benefit was also due to recognition of deferred tax assets for accumulated net operating loss, and lower pre-tax earnings primarily from expenses such as amortization expense, inventory unwind and integration costs related to the Shire Acquisition. These favorable changes were partially offset by higher tax provisions for uncertain tax positions and tax impacts of restructuring. Net Profit for the Year. Net Profit for the Year decreased 90.8 billion JPY, or 67.2%, compared to the previous fiscal year to 44.3 billion JPY. (ii) Underlying Results (April 1, 2019 to March 31, 2020) Definition of Core and Underlying Growth Takeda uses the concept of Underlying Growth for internal planning and performance evaluation purposes. Underlying Growth compares two periods (fiscal quarters or years) of financial results under a common basis and is used by management to assess the business. These financial results are calculated on a constant currency basis and exclude the impacts of divestitures and other amounts that are unusual, non-recurring items or unrelated to our ongoing operations. Although these are not measures defined by IFRS, Takeda believes Underlying Growth is useful to investors as it provides a consistent measure of our performance. Takeda uses "Underlying Revenue Growth", "Underlying Core Operating Profit Growth", and "Underlying Core EPS Growth" as key financial metrics. Underlying Revenue represents revenue on a constant currency basis and excluding non- recurring items and the impact of divestitures that occurred during the reported periods presented. Underlying Core Operating Profit represents Core Operating Profit (as defined below) on a constant currency basis and further adjusted to exclude the impacts of divestitures that occurred during the reporting periods presented. Core Operating Profit* represents net profit adjusted to exclude income tax expenses, the share of profit or loss of investments accounted for using the equity method, finance expenses and income, other operating expenses and income, amortization and impairment losses on acquired intangible assets and other items unrelated to Takeda’s core operations, such as purchase accounting effects and transaction related costs. * From FY2019, Takeda renamed "Core Earnings" to "Core Operating Profit". Its definition has not changed. 39

Underlying Core EPS represents net profit based on a constant currency basis, adjusted to exclude the impact of divestitures, items excluded in the calculation of Core Operating Profit, and other non-operating items (e.g. amongst other items, fair value adjustments and the imputed financial charge related to contingent consideration) that are unusual, non-recurring in nature or unrelated to Takeda’s ongoing operations and the tax effect of each of the adjustments, divided by the outstanding shares (excluding treasury shares) as of the end of the comparative period. Underlying Results For the fiscal year ended March 31, 2020 Underlying Revenue Growth* +1.6% Underlying Core Operating Profit Margin 28.9% Underlying Core EPS 395 JPY * Underlying growth for the fiscal year ended March 31, 2020 versus the previous fiscal year ended March 31, 2019, pro-forma. The pro-forma baseline represents the sum of Takeda revenue for the previous fiscal year (April 2018 to March 2019) plus legacy Shire revenue from April 2018 through the acquisition date (January 8, 2019), both adjusted to remove the revenue from divested assets, with legacy Shire revenue converted to JPY at the rate of 1 USD = 111 JPY (average FX rate for the previous fiscal year ended March 31, 2019) and converted from US GAAP to IFRS with no material differences. Underlying Revenue Growth was 1.6% compared to the previous fiscal year, driven by the strong performance of Takeda’s 14 global brands* which grew by 21.2%; despite intensified competition and generic erosion impacting certain of our products, especially in Rare Hematology, our main therapeutic areas of GI, PDT Immunology, Oncology, and Neuroscience grew by 11.5%, 9.2%, 8.4%, and 10.9%, respectively. *Takeda's 14 global brands GI: ENTYVIO, GATTEX/REVESTIVE, ALOFISEL Rare Diseases: NATPARA, ADYNOVATE/ADYNOVI, TAKHZYRO, ELAPRASE, VPRIV PDT Immunology: GAMMAGARD LIQUID/KIOVIG, HYQVIA, CUVITRU, ALUBUMIN/FLEXBUMIN Oncology: NINLARO, ALUNBRIG ž GI. In Gastroenterology, underlying revenue increased by 11.5% compared to the previous fiscal year. Growth of ENTYVIO (+32.9%) and TAKECAB (+24.9%) fully absorbed the declines of off-patented products such as pantoprazole (-15.3%), lansoprazole (-23.0%), and LIALDA (-38.9%), which all faced further generic erosion. GATTEX/REVESTIVE increased by 21.7% primarily due to the pediatric indication obtained in the U.S. in May 2019 and increased average length of time on therapy for the adult population. ž Rare Diseases. In Rare Diseases, underlying revenue decreased by 4.9% due to higher competitive pressure and the product recall of NATPARA in the US. Competitive pressure was strong in Rare Hematology (-8.6%), as our hemophilia A products were especially impacted by competition, with significant decreases in ADVATE (-12.3%) and FEIBA (- 40

15.5%), partially offset by growth of ADYNOVATE (+9.8%), our extended half-life product. In Rare Metabolic (-3.2%), parathyroid hormone, NATPARA (-49.7%) was recalled in the U.S. in September 2019 due to an issue related to the rubber septum of its cartridge. Growth in therapies for Hereditary Angioedema (+3.4%) reflected lower sales of FIRAZYR (-50.2%), due to generic introduction, and fewer patients on CINRYZE (-30.7%), fully offset by growth in TAKHZYRO (+318.3%) in the U.S. and in Europe. ž PDT Immunology. Underlying revenue of PDT Immunology increased by 9.2% compared to the previous fiscal year. Immunoglobulin product revenue increased by 7.2% driven by continued growth across IVIG (intravenous immunoglobulin) and SCIG (subcutaneous immunoglobulin). Albumin product revenue increased by 20.3% due to strong sales growth in China driven by demand and supported by our production capacity expansion. ž Oncology. In Oncology, the year-over-year increase was 8.4%, led by NINLARO (+28.5%) and ADCETRIS (+33.1%). ALUNBRIG also marked a growth rate of 43.1%. The only major Oncology product that declined on an underlying basis was VELCADE (-5.9%) with a 56.3% decrease in ex-US royalty income due to generic entry in Europe in April 2019. ž Neuroscience. In Neuroscience, underlying revenue increased by 10.9% due to the growth of VYVANSE (+13.7%) and TRINTELLIX (+25.0%), both of which are leading branded medications in the U.S. for ADHD and MDD, respectively. ADDERALL XR declined by 27.5% due to greater impacts from generic competition. Underlying Revenue Growth* For the fiscal year by Therapeutic Area ended March 31, 2020 GI +11.5% Rare Diseases -4.9% Rare Metabolic -3.2% Rare Hematology -8.6% Hereditary Angioedema +3.4% PDT Immunology +9.2% Oncology +8.4% Neuroscience +10.9% Other -12.5% Total +1.6% * Underlying growth for the fiscal year ended March 31, 2020 versus the previous fiscal year ended March 31, 2019, pro-forma. The pro-forma baseline represents the sum of Takeda revenue for the previous fiscal year (April 2018 to March 2019) plus legacy Shire revenue from April 2018 through the acquisition date (January 8, 2019), both adjusted to remove the revenue from divested assets, with legacy Shire revenue converted to JPY at the rate of 1 USD = 111 JPY (average FX rate for the previous fiscal year ended March 31, 2019) and converted from US GAAP to IFRS with no material differences. 41

Major non-recurring items and the impact of divestitures excluded to calculate Underlying Revenue: ž Revenue of former subsidiaries, Guangdong Techpool Bio-Pharma Co., Ltd. ("Techpool"), and Multilab Indústria e Comércio de Produtos Farmacêuticos Ltda. ("Multilab"), is excluded from the previous fiscal year consolidated revenue as both subsidiaries were divested in the fiscal year ended March 31, 2019. ž Net sales from XIIDRA, the divestiture of which was completed in July 2019, and net sales from TACHOSIL are excluded from both the current and the previous fiscal years as Takeda agreed in May 2019 to divest these products. Underlying Core Operating Profit Margin for the current fiscal year was 28.9%, reflecting a favorable impact of the Global Opex Initiative and cost synergies from the integration of Shire. Core Operating Profit for the current fiscal year, which excludes items unrelated to Takeda's core operations such as the integration of Shire related costs and non-cash expenses from purchase accounting, was 962.2 billion JPY. Underlying Core EPS for the current fiscal year was 395 JPY. 42

(iii) Activities and Results of Research & Development Research and development expenses for the period ended March 31, 2020 were 492.4 billion JPY. The research and development (R&D) of pharmaceutical products is a lengthy and expensive process that can span more than 10 years. The process includes multiple studies to evaluate a product’s efficacy and safety, followed by submission to regulatory authorities who review the data and decide whether to grant marketing approval. Only a small number of compounds pass such rigorous investigation and become available for use in clinical treatment. Once approved, there is ongoing R&D support for marketed products, including medical affairs and other investments. Clinical trials, which must comply with regional and international regulatory guidelines, generally take five to seven years or longer, and require substantial expenditures. In general, clinical trials are performed in accordance with the guidelines set by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use. The relevant regional regulatory authorities are the Ministry of Health, Labour and Welfare (MHLW) for Japan, the Food and Drug Administration (FDA) for the United States and the European Medicines Agency (EMA) for the EU. The three phases of human clinical trials, which may overlap with each other, are as follows: Phase 1 (“P-1”) clinical trials Conducted using a small group of healthy adult volunteers in order to evaluate safety and absorption, distribution, metabolism and excretion of the drug. Phase 2 (“P-2”) clinical trials Conducted using a small group of patient volunteers in order to evaluate safety, efficacy, dosage and administration methods. P-2 clinical trials may be divided into two sub- categories, P-2a and P-2b. P-2a are usually pilot studies designed to demonstrate clinical efficacy or biological activity. P-2b studies look to find the optimum dose at which the drug shows biological activity with minimal side-effects. Phase 3 (“P-3”) clinical trials Conducted using a large number of patient volunteers in order to evaluate safety and efficacy in comparison to other medications already available or placebo. Of these three phases, Phase 3 requires the largest expenditures and thus the decision to proceed with Phase 3 testing is a critical business decision in the drug development process. For those drug candidates that pass Phase 3 clinical trials, a New Drug Application ("NDA") or a Marketing Authorization Application (“MAA”) is submitted to the relevant governmental authorities for approval, 43 which if granted permits the subsequent launch of the drug. The preparation of an NDA or MAA submission involves considerable data collection, verification, analysis and expense. Even after the launch of the product, health authorities require post-marketing surveillance of adverse events, and they may request a post-marketing study to provide additional information regarding the risks and benefits of the product. Takeda’s R&D engine is focused on translating science into highly innovative, life-changing medicines that make a critical difference to patients. Takeda supports dedicated R&D efforts across three areas: Innovative Biopharma, Plasma Derived Therapies (PDT) and Vaccines. The R&D engine for Innovative Biopharma is the largest component of our R&D investment and has produced exciting new molecular entities (NMEs) that represent potential best-in-class and/or first- in-class medicines in areas of high unmet medical need across our core Therapeutic Areas (oncology, rare diseases, neuroscience, and gastroenterology (GI)). Over the past several years, and more recently bolstered by our acquisition of Shire, we have also harnessed the potential of cell and gene therapies by investing in new capabilities and next-generation platforms internally and through a network of partnerships. Our key in-house R&D facilities include: • Shonan Heath Innovation Park: Located in Fujisawa and Kamakura in Kanagawa Prefecture in Japan, the Shonan Health Innovation Park ("Shonan iPark") was established in 2011 as the Shonan Research Center and is our primary location for neuroscience research. In April 2018, we launched Shonan iPark to enhance scientific innovation and establish a life science ecosystem with diverse external parties. To attract more diverse players and to further the success of the Shonan iPark, in April 2020 Takeda transferred ownership rights of Shonan iPark to a trustee and Takeda, as a flagship tenant, has signed a 20-year lease agreement with the trustee and is committed to invigorating life science research in Japan. • Greater Boston Area Research and Development Site: Our Boston R&D hub is located in Cambridge, Massachusetts in the United States. It is the center of our global oncology, gastroenterology (GI), and rare diseases R&D, and also supports R&D in other areas including plasma-derived therapies and vaccines, as well as research in immunomodulation and biologics. The site is home to the Takeda Cell Therapy engine with a recently opened state-of-the-art cell therapy manufacturing facility. • San Diego Research and Development Site: Our R&D site located in San Diego, California in the United States supports R&D in the GI and neuroscience areas. The San Diego research center operates as a “biotech-like” site and leverages internal capabilities such as structural biology and biophysics to catalyze research internally and externally. 44

Major progress on R&D events since April 2019 are listed as follows : R&D pipeline Oncology In oncology, Takeda endeavors to deliver novel medicines to patients with cancer worldwide through a commitment to breakthrough innovation and a passion for improving the lives of patients. Takeda focuses in 3 key areas in oncology: (1) building on its foundational expertise in hematologic malignancies through continued investment in lifecycle management programs for marketed products NINLARO, ADCETRIS, and ICLUSIG, as well as in pipeline assets in Multiple Myeloma, Acute Myeloid Leukemia, Myelodysplastic Syndromes, and other blood cancers; (2) further developing its portfolio in lung cancer with the marketed product ALUNBRIG; and (3) pursuing novel immuno-oncology targets and next-generation platforms with external partners as well as exploring innovative cell therapies. NINLARO / Generic name: ixazomib – In June 2019, Takeda announced that the Phase 3 TOURMALINE-AL1 trial in patients with relapsed or refractory systemic light-chain (AL) amyloidosis did not meet the first of two primary endpoints. Treatment with NINLARO in combination with dexamethasone did not demonstrate a significant improvement in overall hematologic response compared to physician’s choice of standard of care regimens. As a result of this analysis, Takeda has decided to discontinue the trial. In December 2019, the encouraging secondary endpoint data of the TOURMALINE-AL1 trial was presented during an oral session at the 61st American Society of Hematology (ASH) annual meeting. – In November 2019, Takeda announced that the Phase 3 TOURMALINE-MM4 trial of NINLARO as first line maintenance therapy met the primary endpoint in multiple myeloma patients not treated with stem cell transplantation. The results demonstrated statistically significant improvement in progression-free survival and the data will be submitted for presentation at an upcoming medical meeting. – In March 2020, Takeda announced the results from the international, randomized, double- blind, multicenter, placebo-controlled Phase 3 TOURMALINE-MM2 trial, designed to evaluate the addition of NINLARO to lenalidomide and dexamethasone in newly diagnosed transplant ineligible multiple myeloma adult patients. The addition of ixazomib to lenalidomide and dexamethasone resulted in an improvement in median progression-free survival (PFS) of 13.5 months (35.3 months versus 21.8 months; hazard ratio [HR] 0.83; p=0.073); however, it did not meet the threshold for statistical significance. The safety profile associated with NINLARO from the TOURMALINE-MM2 trial was generally consistent with the existing prescribing information. Results from the TOURMALINE-MM2 study will be submitted to an upcoming medical congress. – In March 2020, Takeda announced it received approval from the Japanese MHLW for a partial change to the manufacturing and marketing approval of NINLARO for use as maintenance treatment following autologous stem cell transplantation in multiple myeloma. This approval is based on the results of the randomized, placebo-controlled, double-blind, multicenter, international, Phase 3 TOURMALINE-MM3 trial. Efficacy and safety of NINLARO maintenance therapy was compared to placebo in adult patients with multiple myeloma who 45 had responded to high-dose chemotherapy and autologous stem cell transplantation, where progression-free survival (PFS) was the primary endpoint. ALUNBRIG / Generic name: brigatinib – In November 2019, Takeda announced updated data from the Phase 3 ALTA-1L trial, which evaluated ALUNBRIG versus crizotinib in adults with advanced anaplastic lymphoma kinase- positive (ALK+) non-small cell lung cancer (NSCLC) who had not received a prior ALK inhibitor. Results showed that after more than two years of follow-up, ALUNBRIG demonstrated a 57% (HR = 0.43, 95% CI: 0.31–0.61) reduction in risk of disease progression or death in all patients. ALUNBRIG also reduced the risk of disease progression or death by 76% (hazard ratio [HR] = 0.24, 95% CI: 0.12–0.45) as assessed by investigators in newly diagnosed patients whose disease had spread to the brain at time of enrollment. These data were presented during the Presidential Session at the 2019 European Society for Medical Oncology (ESMO) Asia Congress. – In February 2020, Takeda announced that the FDA had granted priority review for the company’s supplemental New Drug Application (sNDA) to expand the use of ALUNBRIG as a first-line treatment for patients with ALK+ metastatic NSCLC as detected by an FDA- approved test. The Prescription Drug User Fee Act (PDUFA) Target Action Date is set for June 23, 2020. – In February 2020, Takeda announced that it had filed a New Drug Application (NDA) for brigatinib with the Japanese MHLW for the treatment of patients with unresectable advanced and/or recurrent ALK+ NSCLC who have progressed on or are intolerant to other ALK tyrosine kinase inhibitors. The NDA filing included data from the pivotal Phase 2 Brigatinib- 2001 study (J-ALTA) in Japanese patients with ALK+ NSCLC and the overseas Phase 2 AP26113-13-201 study (ALTA). – In March 2020, Takeda announced that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending the approval of ALUNBRIG as a monotherapy for the treatment of adult patients with ALK+ advanced NSCLC previously not treated with an ALK inhibitor. In April 2020, Takeda announced that the European Commission (EC) extended the current marketing authorization of ALUNBRIG to include use as a monotherapy for the treatment of adult patients with ALK+ advanced NSCLC previously not treated with an ALK inhibitor. ADCETRIS / Generic name: brentuximab vedotin – In December 2019, Takeda announced additional analyses of results from the ECHELON-1 and ECHELON-2 frontline Phase 3 trials of ADCETRIS. These analyses were presented at the 61st Annual Meeting of the American Society of Hematology (ASH). – In December 2019, Takeda announced that it had obtained approval for an additional indication and dosage and administration for ADCETRIS in Japan for the treatment of CD30- positive peripheral T cell lymphoma, and additional dosage and administration for the treatment of relapsed or refractory CD30-positive Hodgkin lymphoma and peripheral T cell lymphoma (PTCL) in pediatric patients. – In March 2020, Takeda announced that the EMA’s CHMP had granted a positive opinion for the extension of the marketing authorization of ADCETRIS and recommended its approval in combination with CHP (cyclophosphamide, doxorubicin, prednisone) as a treatment for adult patients with previously untreated systemic anaplastic large cell lymphoma (sALCL). The positive CHMP opinion is based on the results of the Phase 3 ECHELON-2 study evaluating 46

ADCETRIS in combination with CHP to a standard care, CHOP (cyclophosphamide, doxorubicin, vincristine, prednisone), in previously untreated patients with CD30+ peripheral T-cell lymphoma (PTCL), including the subtype sALCL. CABOMETYX / Generic name: cabozantinib – In January 2020, Takeda announced that it had submitted an application to the Japanese MHLW for manufacturing and marketing approval of cabozantinib for the treatment of unresectable hepatocellular carcinoma (HCC) that had progressed after prior systemic therapy. Cabozantinib has shown statistically significant improvement over placebo with a reassuring safety profile when used as second or later line therapy in patients with advanced HCC in the XL184-309 study, a global randomized placebo-controlled double-blind Phase 3 clinical trial, and in the cabozantinib-2003 study, a Japan Phase 2 clinical trial on efficacy and safety in Japanese patients, which has led to this filing. – In March 2020, Takeda announced that it had received approval from the Japanese MHLW for the manufacturing and marketing of CABOMETYX for the treatment of unresectable or metastatic renal cell carcinoma. The approval was based on the results of the international Phase-3 METEOR pivotal trial, the overseas Phase-2 CABOSUN trial, and the Japanese Phase-2 Cabozantinib-2001 trial that studied the efficacy and safety of cabozantinib in 35 Japanese patients suffering from advanced renal cell carcinoma, who had progressed after prior vascular endothelial growth factor receptor tyrosine kinase inhibitor (VEGFR-TKI) therapy. – In April 2020, Takeda announced the top-line result from CheckMate -9ER, a global, multi- center, randomized, open-label Phase 3 study evaluating Ono Pharmaceutical ‘s Opdivo (nivolumab), a human anti-human PD-1 (programmed cell death-1) monoclonal antibody, and CABOMETYX in patients with previously untreated advanced or metastatic renal cell carcinoma (RCC). In this study, Opdivo and cabozantinib combination treatment demonstrated a significant benefit in its primary endpoint of progression-free survival (PFS) at final analysis, compared to sunitinib, as well as its secondary endpoints of overall survival (OS) at a pre-specified interim analysis, and objective response rate (ORR). Generic name: niraparib – In November 2019, Takeda announced that it had submitted an application to the Japanese MHLW for the manufacturing and marketing approval of niraparib for the treatment of ovarian cancer. This submission was based on the positive results of the NOVA clinical trial, an overseas Phase 3 study; the QUADRA clinical trial, an overseas Phase 2 trial; the Niraparib- 2001 clinical trial, a Japanese Phase 2 study that assessed the safety of niraparib in Japanese patients with ovarian cancer; and the Niraparib-2002 study, a Japanese Phase 2 study that assessed the efficacy and safety of niraparib in Japanese ovarian cancer patients. Development code: TAK-788 / Generic name: Mobocertinib – In June 2019, Takeda presented new data regarding TAK-788 during an oral session at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting. Results from a Phase 1/2 first-in-human, open-label, multicenter study showed TAK-788 yielded a median progression-free survival (PFS) of 7.3 months and a confirmed objective response rate (ORR) of 43% in patients with locally advanced or metastatic non-small cell lung cancer 47

(NSCLC) whose tumors harbor epidermal growth factor receptor (EGFR) exon 20 insertion mutations. – In April 2020, Takeda announced that the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation for its investigational drug mobocertinib (TAK-788) for the treatment of patients with metastatic non-small cell lung cancer (NSCLC) with epidermal growth factor receptor (EGFR) exon 20 insertion mutations whose disease has progressed on or after platinum-based chemotherapy. Development code: TAK-007 – In November 2019, Takeda and The University of Texas MD Anderson Cancer Center announced a collaboration to accelerate the development of TAK-007, a clinical-stage, off- the-shelf CD19 CAR NK-Cell therapy. The ongoing Phase 1/2a study of TAK-007 is expected to enroll patients in a pivotal study in 2021. TAK-007 has potential to be the first CAR cell therapy approved for outpatient administration. Development code: TAK-605 – In December 2019, Takeda and Turnstone Biologics (Turnstone) announced a strategic collaboration to develop multiple products from Turnstone’s proprietary vaccinia virus platform targeting a broad range of cancer indications. TAK-605 (TBio-6517, RIVAL-01) is the lead candidate, consisting of the vaccinia virus backbone encoding transgenes for Flt3 ligand, anti-CTLA-4 antibody and IL-12 cytokine. Rare Diseases In rare diseases, Takeda focuses on (1) rare immunology (e.g., hereditary angioedema) to transform the treatment paradigm including through recently launched TAKHZYRO; (2) rare hematology with a broad portfolio; and (3) rare metabolic diseases, focused on treatments for Fabry disease, Hunter syndrome and Gaucher disease. TAKHZYRO / Generic name: lanadelumab-flyo – In June 2019, Takeda announced new data from an ad-hoc analysis of the Phase 3 HELP study, designed to evaluate the onset of action for TAKHZYRO during days 0-69 of treatment. The data was presented at the European Academy of Allergy and Clinical Immunology (EAACI). The analysis suggests that TAKHZYRO starts to prevent hereditary angioedema (HAE) attacks during this early treatment phase, with patients experiencing an 80.1% decrease in mean monthly attack rate compared to placebo. – In November 2019, Takeda announced new data that further investigates the long-term safety and efficacy of TAKHZYRO injection in patients with hereditary angioedema (HAE) 12 years of age and older studied in the ongoing Phase 3 HELP study Open-label Extension (OLE). The analyses, which were presented at the 2019 American College of Allergy, Asthma and Immunology (ACAAI) Annual Meeting, showed that TAKHZYRO continued to prevent HAE attacks at a rate similar to that observed in the pivotal HELP Study, in patients who received treatment for a mean duration of 19.7 (0-26.1) months. The analyses were published in the November 2019 issue of ACAAI’s journal Annals of Allergy, Asthma & Immunology. ADYNOVATE / Generic name: antihemophilic factor (recombinant), PEGylated 48

– In July 2019, Takeda announced updated results from its Phase 3b/IV clinical PROPEL study trial for ADYNOVATE at the 27th Annual International Society on Thrombosis and Haemostasis Congress (ISTH). The PROPEL study is a prospective, randomized, multi- center study comparing the safety and efficacy of ADYNOVATE following PK-guided prophylaxis targeting two different factor eight (FVIII) trough activity levels in subjects with severe hemophilia A. VONVENDI / Generic name:Vonicog alfa (recombinant) – In March 2020, Takeda announced that it received approval from the Japanese MHLW for the manufacturing and marketing of VONVENDI, a human von Willebrand factor preparation. Von Willebrand Disease (VWD) is a genetic disorder caused by missing or defective von Willebrand factor (VWF), a clotting protein that plays a vital role in hemostasis. The most effective treatment is VWF replacement therapy. Development code: TAK-620 / Generic name: maribavir – In September 2019, Takeda announced that the New England Journal of Medicine had published results of a Phase 2, randomized, 12-week, open-label study of TAK-620 (maribavir), an investigational, orally bioavailable antiviral compound being evaluated in patients with cytomegalovirus (CMV) infection after undergoing hematopoietic cell transplant or solid organ transplant. CMV is a beta herpes virus that, in patients with compromised immunity, including organ or stem cell transplant recipients, causes clinically challenging complications that can be fatal. Neuroscience In neuroscience, Takeda aims to bring innovative medicines to patients suffering from neurologic diseases for whom there are no treatments available. Takeda is building its pipeline in neurology (e.g., Alzheimer's disease, Parkinson's disease) and selected rare CNS diseases such as narcolepsy, potentially other sleep disorders, and Huntington’s Disease through a combination of in-house expertise and collaboration with partners. TRINTELLIX / Generic name: vortioxetine – In July 2019, Takeda presented the results of a Phase 3 randomized, double-blind, parallel- group, placebo-controlled trial studying vortioxetine in the treatment of major depressive disorder in Japan at the 16th Annual Meeting of the Japanese Society of Mood Disorders. In this trial, adult patients in Japan with recurrent depression were randomly assigned to a vortioxetine (10mg or 20mg) or placebo group. The primary endpoint was change in total score from baseline on the Montgomery-Asberg Depression Rating Scale (MADRS) at week 8 of administration which was -2.66 and -3.07 in the 10mg and 20mg vortioxetine groups, respectively. These figures represented statistically significant decreases in the treatment groups (P=0.0080, 0.0023). – In September 2019, Takeda announced that the Japanese MHLW had approved Trintellix for the treatment of depression and depressed state. INTUNIV / Generic name: guanfacine hydrochloride – In June 2019, Takeda announced that a partial change had been approved by the Japanese MHLW for the indications for INTUNIV in the treatment of attention deficit hyperactivity 49 disorder in adult patients (aged 18 and over). The manufacturing and marketing rights in Japan for INTUNIV are held by Shionogi & Co., Ltd. while Takeda and Shionogi jointly conduct informational activities for the drug. BUCCOLAM / Generic name: midazolam – In February 2020, Takeda announced that it had filed an application with the Japanese MHLW for manufacturing and marketing approval of midazolam (oral liquid) for the treatment of status epilepticus. This application is based on the results of two Japanese Phase 3 multicenter randomized open-label interventional clinical studies involving buccal administration of midazolam in patients aged under 18 years with status epilepticus (Convulsive). These interventional studies revealed midazolam oral liquid to be efficacious with no major safety issues. Development code: TAK-925 – In September 2019, Takeda announced results of a Phase 1 clinical proof of concept study of the novel investigational compound TAK-925, a selective orexin type-2 receptor (OX2R) agonist, in individuals with narcolepsy type 1 (NT1). The company also presented data on the effects of TAK-925 in healthy sleep-deprived adults. These studies evaluated safety, tolerability, and pharmacokinetic and pharmacodynamic effects of TAK-925 during a single 9- hour intravenous administration. In both studies, TAK-925 was well tolerated at all doses tested. These studies were presented for the first time at the World Sleep 2019 Congress. Gastroenterology In gastroenterology (GI), Takeda focuses on delivering innovative, life-changing therapeutics for patients with GI and liver diseases. Takeda is maximizing the potential of our inflammatory bowel disease (IBD) franchise around ENTYVIO and ALOFISEL, expanding our position in specialty GI with GATTEX and progressing a pipeline built through partnerships exploring opportunities in motility disorders, celiac disease, liver disease and the microbiome. ENTYVIO / Generic name: vedolizumab – In May 2019, Takeda announced that the U.S. Food & Drug Administration (FDA) accepted for review a Biologics License Application (BLA) for an SC formulation of vedolizumab for maintenance therapy in adults with moderately to severely active ulcerative colitis. Takeda proposes to make vedolizumab SC available in both pre-filled syringe and pen options. – In May 2019, Takeda announced that it obtained approval from the Japanese MHLW for an additional indication for ENTYVIO for the treatment of adult patients with moderately to severely active Crohn’s disease. – In May 2019, Takeda announced new exploratory data from VARSITY, the first head-to-head ulcerative colitis biologic study, which demonstrated superiority of vedolizumab to adalimumab in clinical remission*1 at week 52. The data was presented at the 2019 Digestive Disease Week (DDW). *1 Primary endpoint: Clinical remission is defined as a complete Mayo score of ≤2 points and no individual subscore ˃1 point. – In August 2019, Takeda announced that it submitted a New Drug Application (NDA) to the Japanese MHLW for an SC formulation of vedolizumab, a gut-selective biologic for 50 maintenance therapy in adults with moderately to severely active ulcerative colitis. Takeda proposes to make vedolizumab SC available in both pre-filled syringe and pen options. – In September 2019, Takeda announced further results from the VARSITY study, which demonstrated the superiority of vedolizumab to adalimumab in achieving the primary endpoint of clinical remission*1 at week 52 in patients with moderately to severely active ulcerative colitis. The results have been published in The New England Journal of Medicine. *1 Primary endpoint: Clinical remission is defined as a complete Mayo score of ≤2 points and no individual subscore ˃1 point. – In October 2019, Takeda announced results from a retrospective chart review study (EVOLVE), which investigated the likelihood of serious adverse events and serious infections with vedolizumab and anti-tumor necrosis factor-alpha (anti-TNFα) therapies in biologic- naïve patients with moderately to severely active ulcerative colitis or Crohn’s disease in real- world clinical practice. These data were announced in an oral presentation at United European Gastroenterology (UEG) Week 2019. – In December 2019, Takeda announced that it received a Complete Response Letter from the FDA in response to the submission of a BLA for the approval of an investigational subcutaneous formulation of Entyvio for maintenance therapy in adults with moderate to severe ulcerative colitis. In its letter, the FDA posed questions unrelated to the clinical data and conclusions from the pivotal trial supporting the BLA. – In February 2020, Takeda announced results from the Phase 3 VISIBLE 2 clinical trial evaluating the efficacy and safety of an investigational SC formulation of the gut-selective biologic vedolizumab for use during maintenance therapy in adult patients with moderately to severely active Crohn's disease. The study evaluated patients who achieved clinical response*1 at week 6 following two doses of open-label vedolizumab intravenous (IV) induction therapy at weeks 0 and 2. The results show that at week 52, significantly more patients on vedolizumab SC compared to placebo were in clinical remission (48.0% [n=132/275] vs. 34.3% [n=46/134] respectively; [p=0.008]),*2 meeting the study’s primary endpoint. These data were announced during an oral presentation at the 15th Congress of the European Crohn’s and Colitis Organisation (ECCO). *1 Clinical response is defined as a ≥70 point decrease in Crohn's Disease Activity Index (CDAI) score from baseline (week 0). *2 Primary endpoint: Clinical remission is defined as a CDAI score ≤150 at week 52. – In February 2020, Takeda announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended the approval of a subcutaneous (SC) formulation of the gut-selective biologic vedolizumab for use as maintenance therapy in adults with moderately to severely active ulcerative colitis (UC) or Crohn’s disease (CD). Takeda proposes to make vedolizumab SC available in both a pre- filled syringe and a pre-filled pen. – In March 2020, Takeda announced that ENTYVIO was approved by China’s National Medical Products Administration (NMPA). The approved indications are for adult patients with moderate to severe active ulcerative colitis or Crohn's disease who have had an inadequate response with, lost response to, or were intolerant to conventional therapies or tumor necrosis factor alpha (TNFα) inhibitors. ENTYVIO was included in the first batch list of ‘urgently needed’ overseas medicines for accelerated approval by the NMPA in 2018. – In April 2020, Takeda announced that a self-injectable formulation of ENTYVIO (vedolizumab) was approved in Canada for at-home maintenance treatment of adult patients 18 years or older with moderately to severely active ulcerative colitis (UC) who have had an 51 inadequate response, loss of response to, or were intolerant to either conventional therapy or infliximab, a tumor necrosis factor-alpha (TNFα) antagonist. The approval of a self-injectable formulation of ENTYVIO is based on the VISIBLE 1 randomized, double-blind, placebo- controlled clinical study evaluating the efficacy and safety of subcutaneous ENTYVIO as maintenance therapy for adult patients with moderately to severely active ulcerative colitis. GATTEX / Generic name: teduglutide – In May 2019, Takeda announced that the FDA had approved extending the indication of GATTEX for children 1 year of age and older with short bowel syndrome who need additional nutrition or fluids from intravenous feeding (parenteral support). CABPIRIN / a combination of vonoprazan and low-dose aspirin – In March 2020, Takeda announced that it had received an approval from the Japanese MHLW for the manufacture and marketing of CABPIRIN Combination Tablets, a combination of vonoprazan and low-dose aspirin. Plasma Derived Therapies Takeda created a dedicated plasma-derived therapy business unit with a focus to manage the business end-to-end, from plasma collection to manufacturing and commercialization. In plasma- derived therapies, we maximize the therapeutic value of plasma-derived therapies for patients with rare and complex diseases through innovation across the product life cycle. The newly formed R&D organization in PDT is charged to identify new targeted therapies and optimize efficiencies of current product manufacturing. PDT focuses on developing products which are essential for effectively treating patients with a variety of rare, life-threatening, chronic and genetic diseases across the world. Development code: CoVIg-19 (previously TAK-888) /Generic name: anti-SARS-CoV-2 polyclonal hyperimmune immunoglobulin – In March 2020, Takeda shared with members of the United States Congress that it had initiated the development of an anti-SARS-CoV-2 polyclonal hyperimmune globulin (H-IG) to treat high-risk individuals with COVID-19, while also studying whether Takeda’s currently marketed products and pipeline programs may be effective treatments for infected patients. SARS-CoV-2 is the virus that causes COVID-19. Hyperimmune globulins are plasma derived-therapies that have previously been shown to be effective in the treatment of severe acute viral respiratory infections and may be a treatment option for COVID-19. – In April 2020, Takeda announced that Biotest, BPL, LFB, and Octapharma joined the CoVIg- 19 Plasma Alliance formed by CSL Behring and Takeda to develop a potential plasma- derived therapy for treating COVID-19. The alliance begins immediately with the investigational development of one, unbranded anti-SARS-CoV-2 polyclonal hyperimmune immunoglobulin medicine with the potential to treat individuals with serious complications from COVID-19. Vaccine In vaccines, Takeda is applying innovation to tackle some of the world’s most challenging infectious diseases such as dengue, zika, and norovirus. To support the expansion of our pipeline and the development of our programs, we have entered into partnerships with government 52 organizations in Japan, the U.S., and Singapore and leading global institutions. Such partnerships have been essential towards building the critical capabilities that will be necessary to deliver on our programs and realize their full potential. Development code: TAK-003 – In November 2019, Takeda announced that results from the primary endpoint analysis of the ongoing pivotal Phase 3 Tetravalent Immunization against Dengue Efficacy Study (TIDES) trial of its dengue vaccine candidate (TAK-003) had been published in the New England Journal of Medicine. Takeda’s dengue vaccine candidate demonstrated protection against virologically-confirmed dengue (VCD), the trial primary endpoint, in children ages four to 16 years. Vaccine efficacy (VE) was 80.2% (95% confidence interval [CI]: 73.3% to 85.3%; p<0.001) in the 12-month period after the second dose, which was administered three months after the first dose. Similar degrees of protection were seen in individuals who had and had not been previously infected with dengue based on planned exploratory analyses of secondary endpoints (VE: 82.2% [95% CI: 74.5% to 87.6%] vs. VE: 74.9% [95% CI: 57.0% to 85.4%], respectively). – In November 2019, Takeda announced that updated results from the ongoing pivotal Phase 3 TIDES trial of TAK-003 were presented at the American Society of Tropical Medicine and Hygiene (ASTMH) 68th Annual Meeting. The data presented include an update on overall vaccine efficacy (VE) and a formal assessment of secondary efficacy endpoints by serotype, baseline serostatus and disease severity (18 months after the second dose, which was administered three months after the first dose). The TIDES trial met all secondary endpoints for which there were a sufficient number of cases. Overall vaccine efficacy and safety results from the second part of the study were generally consistent with the data reported in the primary endpoint analysis (overall VE was 73.3% [95% confidence interval (CI): 66.5% to 78.8%] in the 18-month analysis, and VE was 80.2% (95% CI: 73.3% to 85.3%; p<0.001) in the primary endpoint analysis [12 months after the second dose]). – In March 2020, Takeda announced that The Lancet had published two papers related to TAK-003, reporting on results from the 18-month analysis of the ongoing pivotal Phase 3 Tetravalent Immunization against Dengue Efficacy Study (TIDES) trial and results from the final 48-month analysis of the Phase 2 DEN-204 trial. The analyses are consistent with previously reported safety, immunogenicity and efficacy data for TAK-003. Building a sustainable research platform / Enhancing R&D collaboration In addition to our concentrated efforts to increase our in-house research and development capabilities, external partnerships with third-party partners are a key component of our strategy for enhancing our R&D pipeline. Our strategy to expand and diversify our external partnerships allows us to take part in research of a wide variety of new products and increases the chances that we will be able to take part in a major research-related breakthrough. – In July 2019, Takeda and The Center for iPS Cell Research and Application (CiRA) at Kyoto University announced that a novel induced pluripotent stem (iPS) cell-derived chimeric antigen receptor (CAR) T-cell therapy (iCART) has been transferred from their T-CiRA research collaboration to Takeda as the program begins process development toward clinical testing. 53

– In October 2019, Takeda and COUR Pharmaceutical Development Company, Inc. (COUR) announced that Takeda had acquired an exclusive global license to develop and commercialize the investigational medicine CNP-101/TAK-101, an immune modifying nanoparticle containing gliadin proteins. Based on COUR’s antigen specific immune tolerance platform, TAK-101 is a potential first-in-class treatment targeting the aberrant immune response in celiac disease, a serious autoimmune disease where the ingestion of gluten leads to inflammation and damage in the small intestine. Results of a randomized, double-blind, placebo-controlled clinical trial to assess the markers of potential efficacy and safety of the investigational medicine in 34 adults with proven celiac disease was presented as a late-breaking abstract at UEG Week 2019. At inclusion, patients had well-controlled biopsy proven celiac disease. After inclusion, they underwent an oral gluten challenge. Based on the study, Takeda exercised its option to acquire the exclusive global license to TAK-101. – In November 2019, Takeda and The University of Texas MD Anderson Cancer Center announced an exclusive license agreement and research agreement to develop cord blood- derived chimeric antigen receptor-directed natural killer (CAR NK)-cell therapies, ‘armored’ with IL-15, for the treatment of B-cell malignancies and other cancers. Under the agreement, Takeda receives access to MD Anderson’s CAR NK platform and the exclusive rights to develop and commercialize up to four programs, including a CD19-targeted CAR NK-cell therapy and a B-cell maturation antigen (BCMA)-targeted CAR NK-cell therapy. Takeda and MD Anderson will also conduct a research collaboration to further develop these CAR NK programs. – In December 2019, Takeda and Turnstone Biologics (Turnstone) announced a strategic collaboration to develop multiple products from Turnstone’s proprietary vaccinia virus platform targeting a broad range of cancer indications. The parties will advance Turnstone’s lead program, RIVAL-01 (Development code: TAK-605), through a worldwide co- development and co-commercialization partnership and will also conduct collaborative discovery efforts to identify additional novel product candidates based on the vaccinia virus platform for future independent development. – In February 2020, Takeda announced that it had acquired PvP Biologics, Inc. following the conclusion of a Phase 1 proof-of-mechanism study of investigational medicine TAK-062 (Kuma062) for the treatment of uncontrolled celiac disease. TAK-062 is a potential best-in- class, highly potent super glutenase – a protein that degrades ingested gluten – that was computationally engineered to treat celiac disease, a serious autoimmune disease where the ingestion of gluten leads to inflammation and damage in the small intestine. The Phase 1 study investigated TAK-062’s safety and tolerability in both healthy volunteers and people with celiac disease. The ability of TAK-062 to degrade ingested gluten was studied in healthy volunteers. Takeda plans to submit data from the Phase 1 study for presentation at an upcoming medical congress. (3) Facility Investment (Tangible assets) / Fund Procurement The total amount of investment in tangible assets (on an acquisition basis) during the year was 140.9 billion JPYmainly for expansion and renewal of manufacturing facilities as well as R&D facilities. As regards fund procurement, Takeda issued 500.0 billion JPY of Hybrid (subordinated) bonds in June 2019 while Loans decreased as a result of the repayment of 500.0 billion JPY Syndicated 54

Loans. There were early redemptions totaling 1,404.5 million USD (150.2 billion JPY) of unsecured USD denominated senior notes in August 2019. Further, we redeemed 3,300.0 million USD (350.7 billion JPY) of unsecured US dollar denominated senior notes in September 2019 and in addition pre-paid 700.0 million USD (77.4 billion JPY) of USD denominated Syndicated Loans in March 2020. As a result, the consolidated outstanding balances of bonds and loans as of the end of March 2020 were 3,205.0 billion JPY and 1,888.3 billion JPY respectively. (4) Issues for the Takeda Group to Address This discussion and analysis contains forward-looking statements based on the current assumptions as of March 31, 2020. Takeda’s stated mission is to “strive towards Better Health and a Brighter Future for people worldwide through leading innovation in medicine.” Our culture is based on the pursuit of this mission by acting with Integrity, Fairness, Honesty, and Perseverance and prioritizing the Patient (putting the patient at the center), Trust (building trust with society), Reputation (reinforcing our reputation), and Business (developing the business). In the global pharmaceutical industry, the pace of innovation is quicker than ever, with the recent introduction of a number of new medical technologies such as immunotherapies in oncology, and cell and gene therapy. While such medical innovation has improved healthcare outcomes, escalating research and development (“R&D”) costs associated with developing innovative biopharmaceuticals, combined with rapidly aging populations, has posed financial challenges to healthcare systems around the world. Consequently, payers are becoming increasingly selective in determining which treatments will be reimbursed. National governments are promoting generic and biosimilar alternatives, and are increasing downward pressure on drug prices. On the other hand, many unmet medical needs still exist. The roles expected of R&D-driven pharmaceutical companies are expanding to include improving the affordability of medicines for patients and maintaining sustainable healthcare systems. Amid such a business environment, Takeda has been on a transformation journey, focused on becoming an agile, values-based, R&D-driven, global biopharmaceutical company well positioned to deliver innovative medicines and transformative care to patients around the world. With the acquisition of Shire plc. (“Shire”) completed in January 2019 (the “Shire Acquisition”), we have taken the next major step in this transformation. The Shire Acquisition enhanced Takeda’s competitiveness among the leading global pharmaceutical companies, creating a combined company with an improved balance of geographic footprint and the scale to be competitive in key markets such as the U.S. Revenue in the U.S. has increased to almost half of the consolidated revenue. It also strengthened Takeda’s presence in the areas of gastroenterology (“GI”) and neuroscience, and provided leading positions in rare diseases and plasma-derived therapies. It also contributed to a highly complementary, robust, modality-diverse pipeline and a strengthened R&D engine focused on innovation. In terms of financial benefits, the Shire Acquisition enhanced Takeda’s cash flow profile, increasing our capacity to invest in rapidly advancing medical technologies, while reinforcing our commitment to deliver returns to shareholders. The integration of Shire continues to be successfully executed in a manner consistent with 55

Takeda’s core values, led by a diverse and experienced management team. We are now operating as “One Takeda”, focused on delivering long-term value to patients, society and shareholders. In order to manage the execution of our strategy in each region, Takeda has organized its operations into four regional business units: the United States, Japan, Europe & Canada, and a Growth and Emerging Markets region comprised of China, Latin America, the Middle East and Africa, Asia Pacific, and Russia and the Commonwealth of Independent States. This local-centricity within the global organization gives Takeda the agility to respond to the needs of each region, such as access and affordability of our medicines. In addition to the four regional business units, Takeda also has specialty business units in Oncology, Vaccines, and Plasma-Derived Therapies, which are responsible for the end-to-end management of these highly specialized business areas. Takeda will continue to engage in the following three strategic priorities to drive sustainable mid- to long-term growth. 1) Business Area Focus A focus on five key business areas: GI, rare diseases, plasma-derived therapies, oncology, and neuroscience. 2) R&D Engine As a patient-focused and science-driven company, Takeda strives to translate science into highly innovative life-changing medicines. We have built an R&D engine based on therapeutic area focus, a leading partnership model, and investment in novel mechanisms and capabilities. We focus our efforts on four therapeutic areas within innovative biopharma: oncology, rare diseases, neuroscience and GI. We also make targeted R&D investment in plasma-derived therapies and vaccines. Over the next several years, Takeda’s pipeline is projected to deliver value with a focus on the potential launches of 12 unique new molecular entities in 14 indications, which represent best-in-class or first-in-class therapies to advance patient standard of care. 3) Financial Strength Takeda’s financial strength involves a focus on driving margin expansion in the mid-to long-term and generating cash flow to invest in the business, de-leverage rapidly, and return cash to shareholders. We are targeting a 2x net debt/adjusted EBITDA ratio within the fiscal years ending March 2022 to March 2024. To accelerate our progress towards this target, we are pursuing and executing select disposals, with a target of divesting approximately $10 billion USD of non-core assets. When tracking its financial performance for internal planning and performance evaluation purposes, Takeda uses the concept of Underlying Growth. Underlying Growth compares two periods of financial results which are calculated by excluding the impacts of divestitures and other amounts or those unrelated to our ongoing operations, using a constant currency basis. Takeda believes including Underlying Growth can provide investors with additional information as it compares performance of business activities under a common basis. 56

In addition to the above-mentioned strategic priorities, our top priority during the outbreak of COVID-19 is to do all we can to protect the health of our employees, those who work alongside them, their families and our communities, while making sure our medicines and services continue to reach patients who rely on them. We joined with global plasma companies to form the CoVIg-19 Plasma Alliance in April 2020, guided by our values of putting patients first, setting aside individual company interests to work together with multiple partners. In doing so, we can focus on expediting the process to develop and deliver a potential therapy for COVID-19. Takeda is also focused on further enhancing our commitment to ESG (Environmental, Social and Governance). We recognize that supporting our patients means we must commit to work on behalf of the broader global community, and we are accelerating our environmental efforts. We regard the effects of climate change arising from global warming as a severe environmental challenge that poses a significant risk to human health, and have established a goal to achieve carbon neutrality across our value chain by 2040. In addition to our environmental efforts, we are also committed to social programs including our Access to Medicines Strategy and Global Corporate Social Responsibility (CSR) Program, as well as our commitment to robust corporate governance. Impact of the Spread of the Novel Coronavirus Infectious Disease (COVID-19) and Takeda’s Initiatives in Response (i) Impact of COVID-19 on Takeda’s Operations and Financial Condition The effects of the spread of COVID-19 are impacting, or could potentially impact, various business activities within Takeda. In monitoring demand for our products, we have seen limited impact to date as many of our medicines are for severe chronic or life-threatening diseases, without the requirement of a hospital elective procedure. We have seen some decline in plasma donations but too early to predict longer-term impact on total volume as there are several factors that can partially or fully offset the decline in the coming months. In terms of our global supply chain, based on current assessments, we have not yet seen, nor do we currently anticipate any material potential supply disruption due to the COVID-19 outbreak. During the course of our business operations, we have implemented voluntary suspensions of certain business activities, including business travel, attending industry events, and holding company-sponsored events. With regards to clinical trials, we are placing a temporary pause on the initiation of new studies, with the exception of CoVIg-19, the investigational plasma-derived therapy for COVID-19. For already ongoing studies, we have temporarily paused the activation of new study sites and new patient enrollment with a small number of exceptions. It is too early to speculate on what the potential impact the COVID-19 outbreak may be to timelines of our ongoing clinical trials or regulatory filings. As we continue to monitor developments in the financial markets, we do not currently anticipate any material liquidity or funding-related issues. (ii) Takeda’s Initiatives to Mitigate the Impact of COVID-19 Takeda’s response to the COVID-19 outbreak is focused on three priorities: 57

1. Safeguarding employees and their families, and reducing the impact of COVID-19 on the healthcare system. 2. Maintaining business continuity, especially the supply of Takeda medicines to patients. 3. Developing potential therapies to treat or prevent COVID-19. In order to address the issues relating to COVID-19, in January 2020 we activated a Global Crisis Management Committee, and we are taking a number of initiatives with the support of internal and external experts. The committee is co-led by Takeda’s Chief Global Corporate Affairs Officer and the President of our Global Vaccines Business Unit, with support from cross-functional working group. With regards to measures to safeguard employees, we have initiated work from home policies and enhanced our technology to support such initiatives. We have applied our telework guidance broadly to our global employees including as many of our customer facing employees as possible, especially those who interact with health care professionals. We also have cancelled all non-essential travel and are discouraging the gathering of large groups of employees. For our employees who are required to continue to work on-site in our manufacturing, laboratory, and bio- life plasma donation facilities, we have implemented enhanced safety measures to mitigate the spread of the virus. In order to maintain business continuity, we are managing levels of inventory, including assessing alternative suppliers for the production of our medicines, to secure product supply continuity for patients. This strategy is generally applied across our global supply chain for key starting materials, excipients, raw materials, APIs, and finished products. We are tracking the situation as it evolves and will take all necessary actions in an effort to ensure supply continuity for the people we serve. In R&D, working alongside our Contract Research Organization partners, we are taking measures to minimize the disruption to ongoing clinical trials. We are assessing and developing solutions, including through direct-to-patient home delivery of study medicines and remote monitoring of patients. We have, however, placed a temporary pause on the initiation of new clinical trials, with the exception of CoVIg-19, a potential anti-SARS-CoV-2 polyclonal hyperimmune globulin medicine to treat individuals with serious complications from COVID-19. CoVIg-19 is an example of Takeda’s initiatives to develop potential therapies to combat COVID- 19. We joined with global plasma companies to form the CoVIg-19 Plasma Alliance in April 2020, guided by our values of putting patients first, setting aside individual company interests to work together with multiple partners. In doing so, we can focus on expediting the process to develop and deliver a potential therapy for COVID-19. In addition, we are also evaluating existing internal assets as potential therapies for COVID-19, while also researching novel approaches. Finally, Takeda is also aiding the COVID-19 response through donations, including approximately US$25 million to non-profit organizations including the Red Cross and United Nations-led organizations, while also providing in-kind donations. (iii) Business risks associated with the continued global spread of COVID-19 Despite our efforts, depending on the severity and duration of the impacts resulting from COVID- 19, we may experience further adverse effects on our business including, but not limited to, supply disruption, additional disruptions to our clinical trial programs or disruptions to our ability to timely produce financial statements, comply with ongoing disclosure obligations or other requirements. It is currently unclear how long the outbreak will last and, even if the global spread 58 of COVID-19 is slowed or halted, the effects may continue to affect our business, financial condition and results of operations for a potentially extended period of time. It is unclear what the medium-term financial implications of the COVID-19 outbreak, which may arise from issues such as rising unemployment, changes in payer mix, and the possibility of government initiatives being introduced to reduce healthcare spending, will be. We will continue to closely monitor the situation and take necessary measures to minimize any future business risks. (iv) FY2019 financial impact from COVID-19 The overall impact of the global spread of COVID-19 on Takeda's consolidated financial results for the year ended March 31, 2020 was not material. There was a limited adverse effect on revenue due to disruptions in pharmaceutical markets in affected countries. At the same time, voluntary suspension of certain business activities such as business travel and events in response to COVID-19 led to lower spending, which resulted in limited impact on Takeda's profit. (v) FY2020 anticipated financial impact from COVID-19 and assumptions used for the financial forecast Please refer to “Financial Forecast for Fiscal 2020”. Basic Policy for Profit Distribution Takeda is delivering on its financial commitments, and with a strong cash flow outlook driven by business momentum, cost synergies, and non-core asset divestitures, we will allocate capital to maximize value for patients and shareholders. Takeda's policy in the allocation of capital is as follows: ž Deleverage rapidly; ž Invest in growth drivers; and ž Shareholder returns. In respect of “Deleverage rapidly”, Takeda is targeting a 2x net debt/adjusted EBITDA ratio within fiscal years ending March 2022 - March 2024 and has committed to maintaining investment grade credit ratings. With regards to “Invest in growth drivers”, Takeda makes disciplined and focused investments in value-creating business opportunities including R&D, launching our global brands in China, and expanding plasma-derived therapies. In respect of “Shareholder returns”, Takeda maintains its well-established dividend policy of 180 yen per share annually. We expect growth momentum to continue in the fiscal year ending March 2021 and accelerate in the mid-term. Financial Forecast for Fiscal 2020 The full year consolidated reported forecast for fiscal 2020 is as below: 59

Full Year Reported Forecast for the Fiscal Year Ending March 31, 2021 (FY2020)

Billion JPY or percentage

	FY2019	FY2020	Change over the previous year	
Revenue	3,291.2	3,250.0	(41.2)	(1.3%)
Operating profit	100.4	355.0	+254.6	+253.6%
Profit before tax	(60.8)	200.0	+260.8	—
Net profit for the period (attributable to owners of the Company)	44.2	60.0	+15.8	+35.6%
EPS (JPY)	28.41	38.52	+10.11	+35.6%
Core Operating Profit*	962.2	984.0	+21.8	+2.3%
Core EPS* (JPY)	387	420	+33	+8.6%

* In FY2019, Takeda renamed "Core Earnings" to "Core Operating Profit". Its definition has not changed as described in section 1. (2) (ii) Underlying Results (April 1, 2019 to March 31, 2020), Definition of Core and Underlying Growth.

[Revenue]

Takeda expects revenue to be 3,250.0 billion JPY, a decrease of 41.2 billion JPY or -1.3% from the previous fiscal year, with business momentum of Takeda's 14 global brands unable to fully offset the impact of foreign exchange rates, divestitures, and headwinds from loss of exclusivity. Within Takeda's five key business areas, we expect continued growth from the products such as ENTYVIO and TAKECAB in Gastroenterology, NINLARO, ADCETRIS and ALUNBRIG in Oncology, and VYVANSE and TRINTELLIX in Neuroscience. In the Rare Disease business area, we expect TAKHZYRO to further expand in the U.S. and Europe as a prophylaxis treatment for Hereditary Angioedema, and in PDT Immunology we expect immunoglobulin and albumin products to contribute with double-digit growth.

[Operating Profit & Core Operating Profit]

Core Operating Profit is expected to increase by 21.8 billion JPY, or 2.3%, to 984.0 billion JPY, reflecting the continued business momentum coupled with positive impact from cost efficiencies and synergies.

Operating Profit is expected to be 355.0 billion JPY, an increase of 254.6 billion JPY, largely benefitting from lower purchase accounting expenses and integration costs related to the Shire acquisition. Cost of sales related to the unwind of inventory fair value step up was 191.0 billion JPY in the previous fiscal year and we expect this cost to decline significantly by 105.3 billion JPY to 85.7 billion JPY. We also project Shire integration costs to decrease by 45.4 billion JPY to 90.0 billion JPY.

[Net profit for the year (attributable to owners of the Company)]

Net profit for the year (attributable to owners of the Company) is expected to be 60.0 billion JPY, an increase of 15.8 billion JPY, or 35.6%. We anticipate the effective tax rate to decrease, from approximately 173% (benefit) in the previous fiscal year to approximately 70% (expense), primarily due to a significant increase in Profit Before Tax (+260.8 billion JPY) and through the elimination of one-time non-recurring benefits such as the tax reform in Switzerland and restructuring benefits.

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Major assumptions used in preparing the FY2020 Reported Forecast

Billion JPY or percentage

	FY2019	FY2020
FX rates	1 USD = 109 JPY 1 Euro = 121 JPY 1 RUB = 1.7 JPY 1 BRL = 26.9 JPY 1 CNY = 15.7 JPY	1 USD = 109 JPY 1 Euro = 120 JPY 1 RUB = 1.6 JPY 1 BRL = 23.3 JPY 1 CNY = 15.5 JPY
R&D expenses	(492.4)	(447.0)
Shire integration costs		
SG&A and R&D expenses (R&D program termination costs, etc.)	(15.8)	—
Other operating expenses (restructuring costs)	(135.4)	(90.0)
Shire purchase accounting adjustments		
Cost of sales (unwind of inventories step-up)	(191.0)	(85.7)
Cost of sales (depreciation of PPE step-up)	(8.5)	(2.0)
SG&A and R&D expenses	(2.5)	0.7
Amortization of intangibles assets (Shire acquisition)	(325.1)	(324.0)
Other non-cash items		
Amortization of intangible assets (Legacy Takeda)	(87.0)	(83.0)
Impairment losses on intangible assets	(43.3)	(50.0)
Other operating income/expenses		
Other operating income	60.2	58.0
Other operating expenses – excluding Shire integration related	(113.3)	(53.0)
Finance expenses		
Interests	(149.0)	(133.0)
Others	(16.0)	(20.0)
Free cash flow (including announced divestitures)	968.0	600.0 - 700.0
Capital expenditures (cash flow base)	(217.7)	(180.0) – (230.0)
Depreciation and amortization (excluding intangible assets associated with products)	(171.6)	(150.0)
Cash tax rate on adjusted EBITDA (excluding divestitures)	17.8%	High teens – low 20s %

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Management Guidance* We expect business momentum to continue into FY2020, with an outlook for strong underlying earnings growth. FY2020 Underlying Revenue Growth Low-single-digit growth Underlying Core Operating Profit Growth High-single-digit growth Underlying Core Operating Profit Margin Low-30s% Underlying Core EPS Growth Low-teen growth * Please refer to section 1. (2) (ii) Underlying Results (April 1, 2019 to March 31, 2020), Definition of Core and Underlying Growth. Other assumptions used in preparing the FY2020 Reported Forecast and the Management Guidance • To date, Takeda has not experienced a material effect on its financial results as a result of the global spread of the novel coronavirus infectious disease (COVID-19), despite the various effects on its operations as detailed elsewhere herein. Based on currently available information, Takeda believes that its financial results for FY2020 will not be materially affected by COVID-19 and, accordingly, Takeda's FY2020 forecast reflects this belief. However, the situation surrounding COVID-19 remains highly fluid, and future COVID-19-related developments in FY2020, including new or additional COVID-19 outbreaks and additional or extended lockdowns, shelter-in-place orders or other government action in major markets, could result in further or more serious disruptions to Takeda’s business, such as slowdowns in demand for Takeda’s products, supply chain related issues or significant delays in its clinical trial programs. These events, if they occur, could result in an additional impact on Takeda’s business, results of operations or financial condition, as well as result in significant deviations from Takeda’s FY2020 forecast. • Takeda does not expect any additional 505(b)2 competitor for subcutaneous VELCADE to launch in the U.S. within FY2020; • The forecast and the guidance do not include the impact of any potential further divestitures beyond what has already been disclosed by Takeda. Forward looking statements All forecasts in this document are based on information currently available to management, and do not represent a promise or guarantee to achieve these forecasts. Various uncertain factors could cause actual results to differ, such as changes in the business environment and fluctuations in foreign exchange rates. Should any significant event occur which requires the forecast to be revised, the Company will disclose it in a timely manner. 62

(5) Financial Position and Income Summary

(i) Financial Position and Income Summary of the Takeda Group

(Billion JPY, unless otherwise indicated)

	140th fiscal year April 1, 2016 to March 31, 2017	141st fiscal year April 1, 2017 to March 31, 2018	142nd fiscal year April 1, 2018 to March 31, 2019	143rd fiscal year April 1, 2019 to March 31, 2020
Revenue	1,732.1	1,770.5	2,097.2	3,291.2
Operating profit	155.9	241.8	237.7	100.4
Profit (loss) before income taxes	143.3	217.2	127.6	(60.8)
Net profit for the year	115.5	186.7	135.1	44.3
Net profit for the year attributable to the owners of the Company	114.9	186.9	135.2	44.2
Basic earnings per share (JPY)	147.15	239.35	140.61	28.41
Total assets	4,346.8	4,106.5	13,792.8	12,821.1
Total equity	1,949.0	2,017.4	5,186.0	4,727.5

(Note) 1. Consolidated financial statements of the Takeda Group are prepared under the International Financial Reporting Standards (IFRS).

2. Consolidated financial results of the Takeda Group for the 142nd fiscal year include Shire's results from January 8, 2019 to March 31,2019 as a result of the Shire Acquisition.

3. During the 143rd fiscal year, the Takeda Group completed the purchase price allocation for the assets acquired and the liabilities assumed as part of the Shire acquisition. Accordingly, Consolidated Statements for the 142nd fiscal year were retrospectively adjusted.

(ii) Overseas Revenue of the Takeda Group

(Billions JPY, unless otherwise indicated)

	140th fiscal year April 1, 2016 to March 31, 2017	141st fiscal year April 1, 2017 to March 31, 2018	142nd fiscal year April 1, 2018 to March 31, 2019	143rd fiscal year April 1, 2019 to March 31, 2020
Overseas revenue	1,076.7	1,190.2	1,526.2	2,698.4
Proportion of overseas revenue to the Takeda Group Revenue (%)	62.2	67.2	72.8	82.0

(iii) R&D Expenses of the Takeda Group

(Billions JPY, unless otherwise indicated)

	140th fiscal year April 1, 2016 to March 31, 2017	141st fiscal year April 1, 2017 to March 31, 2018	142nd fiscal year April 1, 2018 to March 31, 2019	143rd fiscal year April 1, 2019 to March 31, 2020
R&D expenses	312.3	325.4	368.3	492.4
Ratio of R&D expenses to the Takeda Group Revenue (%)	18.0	18.4	17.6	15.0

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For your reference, the "Financial Position and Income Summary of the Company" is as follows: (Billions JPY, unless otherwise indicated) 140th fiscal year 141st fiscal year 142nd fiscal year 143rd fiscal year April 1, 2016 to April 1, 2017 to April 1, 2018 to April 1, 2019 to March 31, 2017 March 31, 2018 March 31, 2019 March 31, 2020 Net sales 737.8 659.5 651.3 616.3 Operating income 70.3 67.7 73.9 89.2 Ordinary income 81.9 125.9 17.5 72.3 Net income 108.4 187.0 88.2 130.6 Net income per share 138.73 239.47 91.76 83.88 (JPY) Total assets 3,093.1 2,948.6 9,534.6 10,289.3 Net assets 1,530.4 1,565.9 4,647.2 4,549.0 (Note) The amount of total assets as of the 141st fiscal year has been retrospectively revised due to the adoption of "Implementation Guidance on Tax Effect Accounting (ABSJ Guidance No.28 February 16, 2018) in the 142nd fiscal year. (6) Main Businesses of the Takeda Group (as of March 31, 2020) The main businesses of the Takeda Group are research, development, manufacturing and sale of pharmaceuticals. 64

(7) Material Business Affiliations (as of March 31, 2020)

Principal Subsidiaries and Affiliates

Name of company (major offices)		Capital stock	Percentage of total shares (%)	Principal business
United States	Takeda Pharmaceuticals U.S.A., Inc. (Head office: Lexington, Massachusetts, U.S.)	US$1 thousand (¥109 thousand)	100.0	Sale of pharmaceuticals, holding intellectual properties and internal group finance
	Millennium Pharmaceuticals, Inc. (Head office: Cambridge, Massachusetts, U.S.)	US$0.1	100.0	R&D, sale of pharmaceuticals and holding intellectual properties
	ARIAD Pharmaceutical, Inc. (Head office: Cambridge, Massachusetts, U.S.)	US$5,550 (¥602 thousand)	100.0	R&D of pharmaceuticals and holding intellectual properties
	Takeda California, Inc. (Head office: San Diego, California, U.S.)	US$1	100.0	R&D of pharmaceuticals
	Takeda Vaccines, Inc. (Head office: Cambridge, Massachusetts, U.S.)	US$1	100.0	R&D of pharmaceuticals
	Takeda Development Center Americas, Inc. (Head office: Cambridge, Massachusetts, U.S.)	US$1	100.0	R&D of pharmaceuticals
	Baxalta Incorporated (Head office: Bannockburn, Illinois, U.S.)	US$10 (¥1 thousand)	100.0	Holding Company

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Name of company (major offices)		Capital stock	Percentage of total shares (%)	Principal business
United States	Shire ViroPharma LLC (Head office: Lexington, Massachusetts, U.S.)	US$1	100.0	Sale of pharmaceuticals
	Dyax Corp. (Head office: Lexington, Massachusetts, U.S.)	US$215 (¥23 thousand)	100.0	R&D, sale of pharmaceuticals and holding intellectual properties
	Meritage Pharma, Inc. (Head office: Lexington, Massachusetts, U.S.)	US$1 thousand (¥109 thousand)	100.0	R&D of pharmaceuticals and holding intellectual properties
Europe and Canada	Takeda Pharmaceuticals International AG (Head office: Zurich, Switzerland)	€4.15 million (¥481 million)	100.0	R&D of pharmaceuticals, supervision of sale of pharmaceuticals for the areas other than Japan, holding intellectual properties, supervision of global manufacturing and product supply for all regions
	Takeda GmbH (Head office: Konstanz, Germany)	€10.90 million (¥1,299 million)	100.0	Production, sale of pharmaceuticals, and holding intellectual properties
	Takeda Italia S.p.A. (Head office: Rome, Italy)	€11.25 million (¥1,341 million)	100.0	Sale of pharmaceuticals
	Takeda Austria GmbH (Head office, Factory: Linz, Austria)	€14.86 million (¥1,771million)	100.0	Production, sale of pharmaceuticals, and holding intellectual properties
	Takeda France S.A.S. (Head office: Paris, France)	€3.24 million (¥386 million)	100.0	Sale of pharmaceuticals

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Name of company (major offices)		Capital stock	Percentage of total shares (%)	Principal business
Europe and Canada	Takeda Pharma A/S (Head office: Taastrup, Denmark) (Factory: Hobro, Denmark)	948.70 million Danish kroner (¥15,138 million)	100.0	Production, sale of pharmaceuticals, and holding intellectual properties
	Takeda AS (Head office, Factory: Asker, Norway)	272.70 million Norwegian kroner (¥2,821 million)	100.0	Production, sale of pharmaceuticals, and holding intellectual properties
	Takeda UK Limited (Head office: Buckinghamshire, U.K.)	£50 million (¥6,681 million)	100.0	Sale of pharmaceuticals
	Takeda Ireland Limited (Head office: Kilruddery, Ireland) (Factory: Bray and Grange Castle, Ireland)	€396.02 million (¥47,193 million)	100.0	Production of pharmaceuticals and holding intellectual properties
	Takeda Development Centre Europe Ltd. (Head office: London, U.K.)	£800 thousand (¥107 million)	100.0	R&D of pharmaceuticals
	Shire Pharmaceuticals International Unlimited Company (Head office: Dublin, Ireland)	US$4,974.53 million (¥539,737 million)	100.0	Holding Company
	Shire Pharmaceuticals Ireland Limited (Head office: Dublin, Ireland)	€1million (¥119 million)	100.0	Production and sale of pharmaceuticals
	Shire Acquisitions Investments Ireland Designated Activity Company (Head office: Dublin, Ireland)	US$20 (¥2 thousand)	100.0	Group finance and treasury

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Name of company (major offices)		Capital stock	Percentage of total shares (%)	Principal business
Europe and Canada	Shire Ireland Finance Trading Limited (Head office: Dublin, Ireland)	US$3,662.37 million (¥397,367 million)	100.0	Group finance and treasury
	Baxalta GmbH (Head office: Opfikon, Switzerland)	20 thousand Swiss francs (¥2 million)	100.0	R&D, sale of pharmaceuticals and holding intellectual properties
	Shire Pharmaceuticals Limited (Head office: London, U.K.)	£727 thousand (¥97 million)	100.0	Sale of pharmaceuticals
	Baxter AG (Head office: Vienna, Austria)	€100 thousand (¥12 million)	100.0	Production of pharmaceuticals
	Baxalta Manufacturing S.à r.l. (Head office: Neuchatel, Switzerland)	€2.00 million (¥238 million)	100.0	Production of pharmaceuticals
	Baxalta Innovations GmbH (Head office: Vienna, Austria)	€36.34 million (¥4,330 million)	100.0	R&D of pharmaceuticals
	Shire Pharmaceutical Development Limited (Head office: London, U.K.)	£230.61 million (¥30,815 million)	100.0	R&D of pharmaceuticals
Russia	Takeda Pharmaceuticals Limited Liability Company (Head office and Factory: Moscow, Russia)	26 thousand Russian ruble (¥36 thousand)	100.0	Production and sale of pharmaceuticals
Latin America	Takeda Distribuidora Ltda. (Head office: São Paulo, Brazil)	11.33 million Brazilian reals (¥237 million)	100.0	Sale of pharmaceuticals
Asia	Takeda (China) Holdings Co., Ltd. (Head office: Shanghai, China)	US$75 million (¥8,138 million)	100.0	Holding company in China and R&D of pharmaceuticals
	Takeda Pharmaceutical (China) Company Limited (Head office: Taizhou, China)	US$61.60 million (¥6,684 million)	100.0	Sale of pharmaceuticals
	Takeda Pharmaceuticals Korea Co., Ltd. (Head office: Seoul, Korea)	2,000 million Korean won (¥178 million)	100.0	Sale of pharmaceuticals

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Name of company (major offices)		Capital stock	Percentage of total shares (%)	Principal business
Asia	Takeda Development Center Asia, Pte. Ltd. (Head office: Singapore)	S$5 million (¥381 million)	100.0	R&D of pharmaceuticals
	Takeda Vaccines Pte. Ltd. (Head office: Singapore)	S$32.07 million (¥2,441 million)	100.0	R&D of pharmaceuticals
Japan	Takeda Consumer Healthcare Company Limited (Head office: Chiyoda-ku, Tokyo)	¥490 million	100.0	Sale of pharmaceuticals
	Nihon Pharmaceutical Co., Ltd. (Head office: Chuo-ku, Tokyo) (Factory: Narita City, Izumisano City)	¥760 million	87.3	Production and sale of pharmaceuticals
	Shire Japan KK (Head office: Chiyoda-ku, Tokyo)	¥2,000 million	100.0	Sale of pharmaceuticals
	Amato Pharmaceutical Products, Ltd. (Head office: Toyonaka City) (Factory: Fukuchiyama City)	¥96 million	30.0	R&D, production and sale of pharmaceuticals
	Teva Takeda Pharma Ltd. (Head office: Nagoya City) (Factory: Takayama City)	¥100 million	49.0	R&D, production and sale of pharmaceuticals

(Notes) 1. The figures in parentheses under the column "Capital stock" show the Japanese yen equivalents, calculated using the exchange rates as of March 31, 2020.

2. The figures for "Percentage of total shares (%)" include shares that are held indirectly through subsidiaries.

3. As of March 31, 2020, the number of consolidated subsidiaries (including partnership) was 328 and the number of equity method affiliates was 22.

4. No subsidiaries fall under "Specific Wholly Owned Subsidiary" as described in the Ordinance for Enforcement of the Companies Act.

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(8) Major Offices of the Company (as of March 31, 2020) Head Office 1-1, Doshomachi 4-chome, Chuo-ku, Osaka Global 1-1, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo Headquarters Branches Sapporo Region, Tohoku Region (located in Sendai), Tokyo Region, Yokohama Region, Chiba/Saitama Region (located in Tokyo), Kita-Kanto Region (located in Tokyo), Koshinetsu Region (located in Tokyo), Nagoya Region, Osaka Region, Kobe Region, Kyoto Region, Shikoku Region (located in Takamatsu, Kagawa), Chugoku Region (located in Hiroshima), Kyushu Kita Region (located in Fukuoka) and Kyushu Minami Region (located in Fukuoka) Plants Osaka Plant and Hikari Plant (located in Hikari, Yamaguchi) Research Centers Neuroscience Drug Discovery Unit, Gastroenterology Drug Discovery Unit, Immune Cell Engineered Therapeutics, Drug Safety Research and Evaluation, Drug Metabolism & Pharmacokinetics Research Laboratories, Computational Biology, T-CiRA Discovery and Biologics Process Development(the above are located in Fujisawa, Kanagawa) Process Chemistry Development, Biologics Process Development, Cell Therapies, Drug Product Development, Analytical Development (the above are located in Osaka) Japan CMC (located in Hikari, Yamaguchi) (9) Employees (as of March 31, 2020) (i) Number of employees of the Takeda Group Increase (decrease) from the previous Number of employees fiscal year end 47,495 (2,083) (Note) The number of employees represents the number of working employees. (ii) Status of employees of the Company Increase (decrease) Average length of Number of employees from the previous fiscal Average age employment year end (years) 5,350 59 42.2 15.0 (Note) The number of employees represents the number of working employees. 70

(10) Principal lenders and loan amounts (as of March 31, 2020) Lender Loan balance Syndicated loans 1,256,523 million JPY Japan Bank for International Cooperation 401,450 million JPY The Norinchukin Bank 80,000 million JPY Sumitomo Mitsui Trust Bank, Limited 50,000 million JPY Shinkin Central Bank 50,000 million JPY Mizuho Trust & Banking Co., Ltd. 30,000 million JPY Nippon Life Insurance Company 10,000 million JPY (Note) The syndicated loans are joint financing by several lenders arranged by JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation and others. 71

2. Common Stock of the Company (as of March 31, 2020) (1) Total number of shares authorized to be issued by the Company 3,500,000,000 shares (2) Total number of issued shares 1,576,373,908 shares (including 169,878 shares of treasury stock) (3) Number of shareholders 406,386 (4) Principal Shareholders Name of Shareholder Number of shares Percentage of held total shares (%) (thousands) The Master Trust Bank of Japan, Ltd. (Trust account) 125,740 7.98 THE BANK OF NEW YORK MELLON AS 84,991 5.39 DEPOSITARY BANK FOR DEPOSITARY RECEIPT HOLDERS Japan Trustee Services Bank, Ltd. (Trust account) 81,195 5.15 JP Morgan Chase Bank 385632 47,739 3.03 Nippon Life Insurance Company 35,360 2.24 Japan Trustee Services Bank, Ltd. (Trust account 5) 33,897 2.15 SSBTC CLIENT OMNIBUS ACCOUNT 25,727 1.63 JP Morgan Chase Bank 385151 25,030 1.59 State Street Bank West Client-Treaty 505234 23,355 1.48 Japan Trustee Services Bank, Ltd. (Trust account 7) 22,268 1.41 (Note) The percentage of total shares is based on the number of shares (1,576,204,030 shares) calculated by subtracting the number of treasury stock from the total number of issued shares. (5) Material items on the Common Stock of the Company other than the items mentioned above (i) The Company has introduced the BIP (Board Incentive Plan) trust compensation system for Directors (excluding Directors residing overseas who are not External Directors), based on the resolutions of the 140th Ordinary General Meeting of Shareholders held on June 29, 2016 and the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019 and the resolutions of the Board of Directors made in accordance with such shareholders̕ resolutions. The number of stocks of the Company that the trust account for the BIP trust owns is 1,783,687 shares as of March 31, 2020. (ii) From the 138th fiscal year, the Company introduced a stock grant ESOP (Employee Stock Ownership Plan) trust for the senior management of the Takeda Group, based on the resolution of the Board of Directors. The number of stocks of the Company that the trust account for the stock grant ESOP trust owns is 16,569,621 shares as of March 31, 2020. 72

3. Executives of the Company (1) Status of Directors (as of March 31, 2020) The Company has been appointing persons from inside and outside of the Company as Directors, regardless of nationality and gender, in order to secure a balance of knowledge, experience and capabilities necessary for the management of the Company which conducts business globally. The Company has also been appointing a defined number of Directors to pursue both effective and swift decision making and appropriate monitoring of the management of the Company through sufficient discussions at the Board of Directors meetings. For the purposes of formulating optimal rules for the appointment of Directors and appointing appropriate persons as Directors, the Company has established a Nomination Committee as the advisory body to the Board of Directors, in which an External Director serves as the chairperson. The status of Directors as of the end of this fiscal year is as follows: Name Position Duty Important Positions Held Concurrently, etc. Christophe President Chief Executive Weber (Representative Officer Director) Masato Director President, Japan Iwasaki Pharma Business Unit Andrew Plump Director President, Research Executive Vice President, & Development Takeda Pharmaceuticals International, Inc. *Costa Director Chief Financial Saroukos Officer Masahiro Director Chair of the Board Advisor, Komatsu Ltd. Sakane of Directors meeting Olivier Director Bohuon *Jean-Luc Director Butel Ian Clark Director Yoshiaki Director Senior Executive Advisor, CVC Asia Pacific Fujimori (Japan) Kabushiki Kaisha Steven Gillis Director Managing Director, ARCH Venture Partners *Shiro Kuniya Director Managing Partner, Oh Ebashi LPC & Partners Toshiyuki Director Chairman and CEO, INCJ, Ltd. Shiga Yasuhiko Director who is Yamanaka a Full-time Audit and Supervisory Committee Member Koji Hatsukawa Director who is Certified Public Accountant the Head of Audit and Supervisory Committee 73

*Emiko Higashi Director who is Managing Director, Tomon Partners, LLC an Audit and Supervisory Committee Member *Michel Director who is Orsinger an Audit and Supervisory Committee Member (Notes) 1. The Directors marked with an * were newly elected and took office at the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019. Among them, Directors Shiro Kuniya and Jean-Luc Butel resigned from their positions as Directors who are ASC Members effective as of the closing of the same Ordinary General Meeting of Shareholders, and Directors who are ASC Members, Emiko Higashi and Michel Orsinger retired from their positions as Directors due to the expiration of their terms of office effective as of the closing of the same Ordinary General Meeting of Shareholders. 2. Directors Masahiro Sakane, Olivier Bohuon, Jean-Luc Butel, Ian Clark, Yoshiaki Fujimori, Steven Gillis, Shiro Kuniya and Toshiyuki Shiga, as well as Directors who are ASC Members Koji Hatsukawa, Emiko Higashi and Michel Orsinger are External Directors as prescribed under Article 2, Item 15 of the Companies Act. 3. Director who is an ASC Member Koji Hatsukawa is a Certified Public Accountant and has expert knowledge in finance and accounting. 4. Director who is an ASC Member Yasuhiko Yamanaka is a Full-time ASC Member. The reason for selecting a Full-time ASC Member is to ensure the effective activity of the ASC through (i) acquisition of information by an ASC Member familiar with the Company's internal situation through his/her attendance in important meetings, daily collection of information, periodically listening to business reports from the business operating division and cooperating with the internal audit division and internal control promoting division, etc., and (ii) sharing such information with all other ASC Members. 5. The Company receives advice, etc., on legal matters on an as needed basis from other lawyers working at Oh-Ebashi LPC & Partners, the law firm where Director Shiro Kuniya works concurrently, but the proportion of the annual value of those transactions to the sales of the Company and of Oh-Ebashi LPC & Partners is less than 1% in both cases. In addition, there is no advisory contract between the Company and Oh-Ebashi LPC & Partners. 6. There are no relationships between the Company and the organizations in which the External Directors concurrently serve that should be noted other than that described in Note 5 above. 7. The Company has set the “Internal criteria for independence of external directors of the Company” and has elected the External Directors based on those criteria. Since all the External Directors (i.e., the External Directors Masahiro Sakane, Olivier Bohuon, Jean-Luc Butel, Ian Clark, Yoshiaki Fujimori, Steven Gillis, Shiro Kuniya and Toshiyuki Shiga and the External Directors who are ASC Members Koji Hatsukawa, Emiko Higashi and Michel Orsinger) have met the requirements for Independent Directors based on the regulations of the financial instruments exchanges that the Company is listed on (e.g., Tokyo Stock Exchange, Inc.), the Company has appointed all of them as Independent Directors and submitted notifications to each exchange. 8. This fiscal year, the Nomination Committee is composed of External Director Masahiro Sakane (Chairperson), External Directors Jean-Luc Butel, Steven Gillis and Toshiyuki Shiga, External Director who is an ASC Member Michel Orsinger. President and Representative Director Christophe Weber attends the Nomination Committee meetings as an Observer. Also, the Compensation Committee is composed of External Director who is an ASC Member Emiko Higashi (Chairperson), External Directors Olivier Bohuon, Ian Clark and Yoshiaki Fujimori. (2) Outline of the terms of the liability limitation agreement The Company has executed agreements with Non-Executive Directors Masahiro Sakane, Olivier Bohuon, Jean-Luc Butel, Ian Clark, Yoshiaki Fujimori, Steven Gillis, Shiro Kuniya and Toshiyuki Shiga and Non-Executive Directors who are Audit and Supervisory Committee Members Yasuhiko Yamanaka, Koji Hatsukawa, Emiko Higashi and Michel Orsinger stating 74 that the maximum amount of their liabilities for damages as set forth in Article 423, Paragraph 1 of the Companies Act shall be the amount provided by law. (3) Compensation, etc. for Directors The Company has formulated the “Director’s Compensation Policy” below and determines the composition and level of compensation of the Directors in accordance with the concept and procedure of this Policy. Directors' Compensation Policy The Company's compensation system for Directors has the following guiding principles under the Guiding corporate governance code to achieve management objectives: 1 ． Principles ◆ To attract, retain and motivate managerial talent to realize "Vision 2025" To increase corporate value through optimizing the Company’s mid- and long-term ◆ performance, while reinforcing our patient-focused values ◆ To be closely linked with company performance, highly transparent and objective ◆ To support a shared sense of profit with shareholders and improve the managerial mindset focusing on shareholders ◆ To encourage Directors to challenge and persevere, and to be aligned with the values of Takeda-ism ◆ To establish transparent and appropriate governance of directors' compensation to establish the credibility and support of our stakeholders We aim to be competitive in the global marketplace to attract and retain talent who will 2 ． Level of continue to transform Takeda into a Global, Values-based, R&D-driven Biopharmaceutical Compensation Leader. Directors' compensation should be competitive in the global market consisting of major global companies. Specifically, the global market refers to a "global executive compensation database" developed on the basis of professional survey data with the addition of compensation data from the US, UK and Switzerland, where we need to be competitive with other major pharmaceutical companies. 75

3-1. Directors who are not Audit & Supervisory Committee Members (excluding Compensation 3 ． External Directors) Mix The compensation of Directors who are not Audit & Supervisory Committee Members (excluding External Directors) consists of "Basic Compensation", which is paid at a fixed amount and "Performance-based Compensation", which is paid as a variable amount based on company performance, etc. "Performance-based Compensation" further consists of a "Bonus" to be paid based on the consolidated financial results, etc. for each fiscal year, and a "Long-term Incentive Plan (stock compensation)" linked with long-term financial results over a 3-year period and with Takeda's share price. The ratio of Long-term Incentives has been increased from prior years (as of fiscal 2018) to better align with the incentives of Takeda’s Directors with Takeda’s shareholders. Moreover, it matches with the peer group and primary industry level. Both Bonus and Long-term incentives as a ratio of Total Direct Compensation is higher putting the directors pay at risk in alignment with the company’s performance. The targets range from 100%-250％ of Basic Compensation for "Bonus" and range from 200% to 600% of Basic Compensation for "Long-term Incentive", reflecting the common practice of global companies. ■ Standard Directors who are not Audit & Basic Compensation Bonus Long-term Incentive Plan (stock compensation) Supervisory Committee 100%-250% of Basic Compensation* Members (excluding 200% to 600% or more of Basic Compensation* External Directors) Fixed Performance-based Compensation Compensation Mix *Ratio of Bonus and Long-term Incentives to Basic Compensation is determined according to Director’s role. Model 3-2. External Directors who are not Audit & Supervisory Committee Members The compensation of External Directors who are not Audit & Supervisory Committee Members consists of Basic Compensation, which is paid as a fixed amount, and Long-term Incentive (stock compensation). The stock compensation is linked only to share price and not to financial performance results. Newly awarded stock compensation in 2019 and going forward will vest three years after the award date of base points used for the calculation and Directors will be required to hold 75% of their vested share portion until they leave the Company. Bonus is not available for this category of Director. Committee retainers are paid with Basic Compensation for the chair of board meeting, chair of the compensation committee, and chair of Nomination Committee. 76

The current compensation mix is "Basic Compensation" and "Long-term Incentive", which is a maximum of 100% of the Basic Compensation. ■ Standard External Directors who are not Basic Compensation Long-term Incentive Plan (stock compensation) Audit & Supervisory additionally committee fee paid for chairs Maximum of 100% of the Basic Compensation Committee Members Compensation Mix FIXED (stock compensation) Model Maximum of 40% of the Basic Compensation 3-3. Directors who are Audit & Supervisory Committee Members The compensation of Directors who are Audit & Su pervisory Committee Members consists of Basic Compensation, which is paid as a fixed amount, and Long-term Incentive (stock compensation). The stock compensation is linked only to share price and not to financial performance results. Newly awarded stock compensation in 2019 and going forward will vest three years after the award date of base points used for the calculation and Directors will be required to hold 75% of their vested share portion until they leave the Company. Bonus is not available for this category of Director. Committee retainer is paid with Basic Compensation for external directors who are Audit & Supervisory Committee Members. The current compensation mix is "Basic Compensation" and "Long-term Incentive", which is a maximum of 100% of the Basic Compensation. ■ Standard Directors Basic Compensation Long-term Incentive Plan who are Audit & (stock compensation) Supervisory Committee additionally committee fee paid for members Maximum of 100% of the Basic Compensation Members FIXED Compensation Mix Model (stock compensation) Maximum of 40% of the Basic Compensation 4． Performance- 4-1. Directors who are not Audit & Supervisory Committee Members based (excluding External Directors) Compensation For Directors who are not Audit & Supervisory Committee Members (excluding External Directors) a Long-term Incentive Plan that is allocated as 60% Performance Shares and 40% Restricted Stock is in place to strengthen the link between compensation and company performance and share price, and to reinforce the commitment to increasing corporate value in the mid and long term. Key Performance Indicators (KPI) used for the Long-term Incentive will be linked with the latest mid- to long-term performance objectives over a three-year period such as but not limited to consolidated revenue, operating free cash flow, indicators on earnings, R&D targets and integration success factors, etc., as transparent and objective indicators. The variable range is from 0% to 200% (100% at target), 77 based on performance achievement. For newly awarded Long-term Incentive awards, a two year holding period will be mandated, this includes Performance Share if and when shares become vested. Annual Performance-based Long-term Incentive Plan (stock compensation) Image The company may, from time to time, award special Performance Share awards to Directors who are not Audit & Supervisory Committee Members (excluding External Directors) which are directly linked to point-in-time corporate initiatives and which are aligned with shareholder expectations. Performance against established KPIs for special Performance Share awards are determined independently each year over a three-year period, with shares becoming vested after performance has been determined for the applicable period. There is no post-vesting holding period established for special Performance Share awards. Special Performance-based Share Awards (stock compensation) Image Annual Bonus Bonuses will be paid based on performance achievement of annual goals. Bonuses will be paid in the range of 0% to 200% (100% at target) in accordance with the achievement of performance indicators such as consolidated revenue, core earnings and core EPS, etc., established for a single fiscal year. For President and CEO, the annual bonus is weighted as 100% to the Corporate KPI. For other Directors that have divisional responsibilities, 75% of their annual bonus opportunity is linked to the Corporate KPI to drive their commitment to group-wide goals. 78

4-2. Directors who are Audit & Supervisory Committee Members and External Directors The Long-term Incentive (stock compensation) for Directors who are Audit & Supervisory Committee Members and External Directors is linked only to share price and not linked to financial performance results. Newly awarded stock compensation will vest three years after the award date of base points used for the calculation and Directors will be required to hold 75% of their vested share portion until they leave the Company. Whole Picture of Directors' Compensation Directors who are not Directors who are Audit and Supervisory Committee Audit and Supervisory Committee Members Members Internal External Internal External Directors Directors Directors Directors ● ● ● ● Basic Compensation ● 2 Bonus Performance based1 ● 3, 4 Long-term Incentive Plan ● 5 (stock compensation) Not linked to ● 4 ● 5 ● 5 performance results 1 Includes Special Performance-based Share Awards 2 Varies from 0% to 200%, depending upon the degree of achievement, etc. of the performance indicators such as consolidated revenue, core earnings, core EPS, etc., established for a single fiscal year. 3 Varies from 0% to 200%, depending upon the degree of achievement, etc. in relation to consolidated revenue, free cash flow, indicators on earnings, R&D targets, integration success factors, etc. over 3 years 4 During term of office 5 Vest three years after the base points used for the calculation is granted. 5． Compensation The Compensation Committee has been established with an External Director as its Chairperson and with all the members being External Directors, to serve as an advisory organization for the Board of Governance Directors to ensure the appropriateness of Directors' compensation, etc. and the transparency in its decision-making process. The level of compensation, compensation mix and performance-based compensation (Long-term Incentives and Bonus programs) for Directors are reviewed by the Compensation Committee before resolution by the Board of Directors. The company expanded the authority of the Committee by the board resolution to directly make decisions on Directors who are not Audit & Supervisory Committee Members (excluding External Directors) individual compensations in order to realize the transparency in the process. 79

The guiding principles for Director Compensation will be revised to develop compensation programs based on Directors' accountabilities and responsibilities, as well as to develop compensation programs that create shareholder value in alignment with Takeda-ism. The total amounts of compensation, etc., for Directors for this fiscal year (not including the bonuses and the salaries and bonuses paid to the relevant Directors for their work as employees) are as follows. Category Number of people Total amounts of compensation, etc.* * Basic compensation and cost postings relating to the stock compensation Directors who are not Audit and 14 2,217 million JPY Supervisory Committee Members (External Directors) (10) (320 million JPY) Directors who are Audit and 6 178 million JPY Supervisory Committee Members (External Directors) (5) (127 million JPY) (Notes) 1. The aforementioned includes 2 Directors who are not Audit and Supervisory Committee (“ASC”) Members and retired from the office, and 2 Directors who are ASC Members and resigned effective as of the closing of the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019. 2. The total amounts of compensation, etc. for Directors who are not ASC Members above include the following basic compensation and cost postings relating to the stock compensation. [1] The basic compensation is a fixed amount depending on each position, and its total amount per month is no more than 150 million JPY (within this amount, no more than 30 million JPY per month is for External Directors) (based on a resolution of the 140th Ordinary General Meeting of Shareholders held on June 29, 2016). [2] The cost posting relating to stock compensation is the value posted during this fiscal year (1,555 million JPY, which includes the 158 million JPY for External Directors). (A) The stock compensation granted in FY2017 and FY2018 is based on the resolution of the 140th Ordinary General Meeting of Shareholders held on June 29, 2016. The upper limit of the amount contributed for that stock compensation and the number of the stocks to be granted are as follows: (a) Stock compensation granted to Directors who are neither External Directors nor ASC Members (excluding Directors residing overseas) Upper limit of 2.7 billion JPY per year for three consecutive fiscal years (the upper limit of the number of the stocks to be granted is calculated by dividing the amount of the above-mentioned upper limit by the closing price of the stocks of the Company at the Tokyo Stock Exchange on a predetermined day of each fiscal year) (b) Stock compensation granted to External Directors who are not ASC Members 80

Upper limit of 0.3 billion JPY (the upper limit of the number of the stocks to be granted is calculated by dividing the amount of the above-mentioned upper limit by the closing price of the stocks of the Company at the Tokyo Stock Exchange on a predetermined day of each fiscal year) (B) The stock compensation granted in FY2019 is based on the resolution of the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019. The upper limit of the amount contributed for that stock compensation and the number of the stocks to be granted are as follows: (a) Stock compensation granted to Directors who are neither External Directors nor ASC Members (excluding Directors residing overseas) Upper limit of 4.5 billion JPY per year for three consecutive fiscal years (the upper limit of the number of the stocks to be granted is calculated by dividing the amount of the above-mentioned upper limit by the closing price of the stocks of the Company at the Tokyo Stock Exchange on a predetermined day of each fiscal year) (b) Stock compensation granted to External Directors who are not ASC Members Upper limit of 0.3 billion JPY (the upper limit of the number of the stocks to be granted is calculated by dividing the amount of the above-mentioned upper limit by the closing price of the stocks of the Company at the Tokyo Stock Exchange on a predetermined day of each fiscal year) 3. If the proposal for the "Payment of Bonuses to Directors who are not Audit and Supervisory Committee Members" is proposed at this General Meeting of Shareholders and approved as proposed, the Directors' bonuses, included among the compensation, etc., for Directors who are not ASC Members for this fiscal year, will be paid within the amount set forth in the said proposal. Directors' bonuses are calculated depending on each position based on the Company's financial results (Underlying Revenue, Underlying Core Operating Profit, Underlying Core EPS, etc.). The actual payment amount of bonuses is to be determined by the Compensation Committee based on the delegation of the authority resolved at the meeting of the Board of Directors to be held after this General Meeting of Shareholders. 4. The total amounts of compensation, etc. for Directors who are ASC Members include the following basic compensation and cost postings relating to the stock compensation. [1] The basic compensation is a fixed amount depending on each portion, and its total amount per month is no more than 15 million JPY (based on a resolution of the 140th Ordinary General Meeting of Shareholders held on June 29, 2016). [2] The cost posting relating to stock compensation is the value posted during this fiscal year (71 million JPY). (A) The stock compensation granted in FY2017 and FY2018 is based on a resolution of the 140th Ordinary General Meeting of Shareholders held on June 29, 2016, for which no more than 200 million JPY will be contributed in this fiscal year for two consecutive fiscal years. The upper limit of the number of the stocks to be granted is calculated by dividing the amount of the above-mentioned upper limit by the closing price of the stocks of the Company at the Tokyo Stock Exchange on a predetermined day of each fiscal year. (B) The stock compensation granted in FY2019 is based on a resolution of the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019, for which no more than 200 million JPY will be contributed for this fiscal year. The upper limit 81 of the number of the stocks to be granted is calculated by dividing the amount of the above-mentioned upper limit by the closing price of the stocks of the Company at the Tokyo Stock Exchange on a predetermined day of each fiscal year.

(4) External Directors

Major activities during this fiscal year

Category	Name	Number of attending the meeting	
		Board of Directors	Audit and Supervisory Committee
Directors	Masahiro Sakane	8/8	—
	Olivier Bohuon	7/8	—
	Jean-Luc Butel	8/8	3/4
	Ian Clark	7/8	—
	Yoshiaki Fujimori	8/8	—
	Steven Gillis	8/8	—
	Shiro Kuniya	8/8	3/4
	Toshiyuki Shiga	8/8	—
Directors who are Audit and Supervisory Committee Members	Koji Hatsukawa	8/8	11/11
	Emiko Higashi	8/8	7/7
	Michel Orsinger	8/8	7/7

(Notes) 1 Directors Jean-Luc Butel and Shiro Kuniya resigned from their positions as Directors who are ASC Members and were elected and took office as Directors effective as of the closing of the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019. Accordingly, the Audit and Supervisory Committee meetings to be attended by them are the meetings held prior to their resignation from their positions as Directors who are ASC Members.

2 Directors Emiko Higashi and Michel Orsinger retired from their positions as Directors due to the expiration of their terms of office and were elected and took office as Directors who are ASC Members effective as of the closing of the 143rd Ordinary General Meeting of Shareholders held on June 27, 2019. Accordingly, the Audit and Supervisory Committee meetings to be attended by them are the meetings held after they took office as Directors who are ASC Members.

External Directors appropriately made statements necessary for the deliberation of the agenda at the Board of Directors meetings based on (i) their advanced insight derived from experience in corporate management, or (ii) their high level of knowledge in areas requiring high expertise such as accounting and law. Also, Koji Hatsukawa, Emiko Higashi and Michel Orsinger, as well as Jean-Luc Butel and Shiro Kuniya at the Audit and Supervisory Committee, made statements necessary for the deliberation of the respective agenda thereof, based on their specialist perspectives, and vigorously conducted information exchange, etc.

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4. Accounting Auditor (1) Name of Accounting Auditor KPMG AZSA LLC (2) Amount of Remuneration, etc. of Accounting Auditor for this Fiscal Year (i) Amount of remuneration, etc. for this fiscal year 1,648 million JPY (ii) Total amount of money and other financial benefits to be paid 2,843 million JPY by the Company and its subsidiaries (Notes) 1. As the audit agreement between the Company and its Accounting Auditor does not differentiate the amount of remuneration, etc. for audit under the Companies Act from the one for audit under the Financial Instruments and Exchange Act and such differentiation is impossible in practice, the above amounts show total remuneration, etc. for both audits. 2. Audit and Supervisory Committee confirms and examines the auditing plan of the Accounting Auditor, the implementation status of auditing by Accounting Auditor and the rationale for calculating the estimated remuneration thereof based on the Guideline of Practice for Cooperation with Accounting Auditor published by Japan Audit & Supervisory Members Association. As a result of such confirmation ad examination, Board of Corporate Auditors agreed on the remuneration, etc. of the Accounting Auditor pursuant to Article 399, Paragraph 1 of the Companies Act. 3. Among the subsidiaries set forth in "1. Current State of the Takeda Group, (7) Material Business Affiliations (as of March 31, 2020)", audit firms other than KPMG AZSA LLC audit the financial statements of the subsidiaries of the Company located overseas. 4. Total amount of money and other financial benefits to be paid by the Company and its subsidiaries includes a part of audit fee for Shire group acquired last year. (3) Non-audit services The Company delegates to the Accounting Auditor the services which fall under services other than the services set forth in Article 2, Paragraph 1 of the Certified Public Accountants Act in respect of services for “Issuance of comfort letter for the bond issue”, etc. (4) Decision-Making Policy on Dismissal or Rejection of the Reappointment of Accounting Auditor If the Accounting Auditor is determined to fall under any of the events prescribed in each item of Article 340, Paragraph 1 of the Companies Act, or if an event which has a material adverse effect on the audit procedures of the Company occurs, including, but not limited to, the case in which such Accounting Auditor’s auditing license is suspended, the Accounting Auditor shall be dismissed by the Audit and Supervisory Committee based on the approval of all members thereof. In addition, the Audit and Supervisory Committee, taking into consideration the audit quality, the quality control and independence of the Accounting Auditor and other factors, shall determine whether or not the Accounting Auditor will be reappointed. **************************************************************** [Note to Business Report] All monetary amounts indicated in the Business Report are rounded to the nearest unit. 83

CONSOLIDATED FINANCIAL STATEMENTS [IFRS] CONSOLIDATED STATEMENT OF PROFIT OR LOSS (April 1, 2019 to March 31, 2020) (Million JPY) [Reference] Item Amount Amount of previous period Revenue 3,291,188 2,097,224 Cost of sales (1,089,764) (651,729) Selling, general and administrative expenses (964,737) (717,599) Research and development expenses (492,381) (368, 298 ) Amortization and impairment losses on intangible (455,420) (178,617) assets associated with products Other operating income 60,213 159,863 Other operating expenses (248,691) (103,159) Operating profit 100,408 237,685 Finance income 27,831 16,843 Finance expenses (165,006) (83,289) Share of loss of investments accounted for using the equity (23,987) (43,627) methodProfit (Loss) before tax (60,754) 127,612 Income tax benefit 105,044 7,468 Net profit for the year 44,290 135,080 Attributable to: Owners of the Company 44,241 135,192 109,126 Non-controlling interests 49 (112) 44,290 135,080 Net profit for the year (112) (Note) During the year ended March 31, 2020, the Company’s group completed the purchase price allocation for the assets acquired and the liabilities assumed as part of the Shire acquisition. Accordingly, Consolidated Statements of Profit or Loss for the previous period were retrospectively adjusted. 84

[Reference] CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME (April 1, 2019 to March 31, 2020) (Million JPY) [Reference] Amount of Item Amount previous period Net profit for the year 44,290 135,080 Other comprehensive loss Items that will not be reclassified to profit or loss: Changes in fair value of financial assets measured at fair value through other comprehensive income (3,512) 6,000 Remeasurements of defined benefit pension plans (6,398) (11,665) (9,910) (5,665) Items that may be reclassified subsequently to profit or loss: Exchange differences on translation of foreign operations (207,072) 30,976 Cash flow hedges (25,689) (33,793) Hedging cost (857) (4,909) Share of other comprehensive loss of investments accounted for using the equity method (181) (94) (233,799) (7,820) Other comprehensive loss for the year, net of tax (243,709) (13,485) Total comprehensive income (loss) for the year (199,419) 121,595 Attributable to: Owners of the Company (199,569) 121,859 Attributable to: Non-controlling interests 150 (264) Total comprehensive income (loss) for the year (199,419) 121,595 (Note) 1. “Consolidated Statements of Profit or Loss and Other Comprehensive Income” is not included in the consolidated financial statements of the Companies Act, but it is displayed for the reference. 2. During the year ended March 31, 2020, the Company’s group completed the purchase price allocation for the assets acquired and the liabilities assumed as part of the Shire acquisition. Accordingly, Consolidated Statements of Profit or Loss and Other Comprehensive Income for the previous period were retrospectively adjusted. 85

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (As of March 31, 2020) (Million JPY) [Reference] [Reference] Amount of Amount of Item Amount Item Amount previous previous period period ASSETS LIABILITIES Non-current assets Non-current liabilities Property, plant and equipment 1,386,370 1,331,931 Bonds and loans 4,506,487 4,766,005 1,316,531 4,766,005 Goodwill 4,012,528 4,240,251 Other financial liabilities 399,129 240,215 Intangible assets 4,171,361 4,751,169 Net defined benefit liabilities 156,617 156,513 Investments accounted for using 107,334 108,185 Income taxes payable 54,932 61,900 the equity method Other financial assets 262,121 191,737 Provisions 37,605 33,762 Other non-current assets 103,846 87,472 Other non-current liabilities 52,793 73,882 Deferred tax assets 308,102 88,991 Deferred tax liabilities 710,147 721,456 Total non-current assets 10,351,662 10,799,736 Total non-current liabilities 5,917,710 6,053,733 Current assets Current liabilities Inventories 759,599 919,670 Bonds and loans 586,817 984,946 Trade and other receivables 757,005 741,907 Trade and other payables 318,816 327,394 Other financial assets 15,822 23,276 Other financial liabilities 95,706 47,200 Income taxes receivable 27,916 7,212 Income taxes payable 182,738 150,698 Other current assets 114,196 109,666 Provisions 405,245 388,722 Cash and cash equivalents 637,614 702,093 Other current liabilities 499,386 439,055 Assets held for sale 157,280 489,213 Liabilities held for sale 87,190 215,034 Total current assets 2,469,432 2,993,037 Total current liabilities 2,175,898 2,553,049 Total liabilities 8,093,608 8,606,782 EQUITY Share capital 1,668,123 1,643,585 Share premium 1,680,287 1,650,232 Treasury shares (87,463) (57,142) Retained earnings 1,369,972 1,595,431 Other components of equity 92,564 349,879 Equity attributable to owners 4,723,483 5,181,985 of the Company Non-controlling interests 4,003 4,006 Total equity 4,727,486 5,185,991 TOTAL LIABILITIES AND TOTAL ASSETS 12,821,094 13,792,773 12,821,094 13,792,773 EQUITY (Note) During the year ended March 31, 2020, the Company’s group completed the purchase price allocation for the assets acquired and the liabilities assumed as part of the Shire acquisition. Accordingly, Consolidated Statements of Financial Position for the previous period were retrospectively adjusted. 86

UNCONSOLIDATED FINANCIAL STATEMENTS UNCONSOLIDATED BALANCE SHEET (As of March 31, 2020) (Million JPY) [Reference] [Reference] Item Amount Amount of Item Amount Amount of previous period previous period Current assets 543,165 815,299 Current liabilities 1,166,107 1,208,765 Cash and deposits 91,198 303,808 Accounts payable 50,412 44,112 Notes receivable - 1,830 Other payable 124,584 161,571 Accounts receivable 145,056 141,762 Accrued expenses 57,177 58,208 Securities 71,791 64,982 Short-term loans 208,947 646,287 Merchandise and products 30,195 36,814 Current portion of bonds 471,896 60,000 Work in process 28,905 29,476 Current portion of long-term loans 109,915 60,000 Raw materials and supplies 17,861 23,365 Deposit received 59,126 137,637 Income taxes receivables 18,157 4,389 Reserve for employees’ bonuses 20,528 19,826 Short-term loans receivable from 8,890 110,634 Reserve for share-based payments 2,453 1,833 subsidiaries and affiliates Other 131,138 98,264 Reserve for bonuses for directors and corporate 1,258 633 auditors Allowance for doubtful accounts (26) (25) ) Reserve for restructuring costs 11,069 3,436 Other reserves 681 614 Non-current assets 9,746,139 8,719,346 Other 48,061 14,608 Tangible noncurrent assets 177,464 202,775 Non-current liabilities 4,574,197 3,678,709 Buildings and structures 97,145 124,143 Bonds 1,665,863 1,652,027 Machinery and equipment 21,901 29,974 Long-term loans 2,866,399 1,990,874 Vehicles 25 31 Reserve for retirement benefits 6,407 5,028 Tools and fixtures 8,223 7,841 Reserve for SMON compensation 989 1,066 Land 35,143 33,477 Reserve for share-based payments 2,278 2,031 Lease assets 1,461 1,643 Reserve for restructuring costs 5,761 6,732 Construction in progress 13,566 5,666 Asset retirement obligations 4,311 2,748 Long-term deferred income 7,295 12,522 Intangible noncurrent assets 16,957 18,450 Other 14,894 5,681 Total liabilities 5,740,304 4,887,474 Investments and other assets 9,551,718 8,498,031 Shareholders' equity 4,481,111 4,614,423 Investment securities 51,042 70,272 Share Capital 1,668,123 1,643,585 Investment in subsidiaries and affiliates 9,273,016 8,277,521 Share premium 1,654,217 1,629,680 Contributions to subsidiaries and affiliates 32,932 30,896 Additional paid-in capital 1,654,217 1,629,679 Long-term deposits 5,116 5,148 Other share premium 0 1 Prepaid pension costs 37,165 38,434 Retained earnings 1,246,205 1,398,272 Deferred tax assets 143,358 64,835 Legal reserve 15,885 15,885 Other 9,090 10,926 Other retained earnings 1,230,320 1,382,387 Allowance for doubtful accounts (1) (1) Reserve for retirement benefits 5,000 5,000 Reserve for dividends 11,000 11,000 Reserve for research and development 2,400 2,400 Reserve for capital improvements 1,054 1,054 Reserve for promotion of exports 434 434 Reserve for reduction of noncurrent assets 26,659 29,120 General reserve 814,500 814,500 Unappropriated retained earnings 369,273 518,879 Treasury shares (87,434) (57,114) Valuation and translation adjustments 66,589 31,421 Unrealized gains on available-for-sale securities 18,719 26,814 Deferred gains on derivatives under hedge 47,870 4,607 accounting Share acquisition rights 1,300 1,327 Total net assets 4,549,000 4,647,171 TOTAL ASSETS 10,289,304 9,534,645 TOTAL LIABILITIES AND EQUITY 10,289,304 9,534,645 87

UNCONSOLIDATED STATEMENT OF OPERATIONS (April 1, 2019 to March 31, 2020) (Million JPY) [Reference] Item Amount Amount of previous period Net sales 616,288 651,347 Cost of sales 243,100 285,681 Gross profit 373,188 365,666 Selling, general and administrative expenses 284,035 291,801 Operating income 89,153 73,865 Non-operating income 101,764 28,518 Interest and dividend income 81,570 17,486 Other 20,194 11,032 Non-operating expenses 118,665 84,869 Interest expenses 90,123 28,550 Expenses associated with acquisition - 38,667 Other 28,542 17,652 Ordinary income 72,252 17,514 Extraordinary income 40,622 53,322 Gain on sales of investment securities 24,921 34,591 Gain on sales of investment in subsidiaries - 2,926 Gain on sales of noncurrent assets 15,701 8,030 State subsidy - 7,775 Extraordinary loss 66,756 12,541 Restructuring costs 50,029 12,541 Loss on liquidation of subsidiaries and affiliates 16,727 - Income before income taxes 46,118 58,295 Income taxes - current (2,335) (25,179) Income taxes - deferred (82,173) (4,757) Net income 130,626 88,231 88

[English Translation of the Accounting Auditors' Report Originally Issued in the Japanese Language] [Certified Copy of the Accounting Auditors’ Report related to the Consolidated Financial Statements] Independent Auditor’s Report May 12, 2020 The Board of Directors Takeda Pharmaceutical Company Limited KPMG AZSA LLC Tokyo Office Masahiro Mekada (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant Kotetsu Nonaka (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant Naohiro Nishida (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant Opinion We have audited the consolidated financial statements, comprising the consolidated statement of profit or loss, the consolidated statement of financial position, the consolidated statement of changes in equity and the related notes on the consolidated financial statements of Takeda Pharmaceutical Company Limited (“the Company”) as of March 31, 2020 and for the year from April 1, 2019 to March 31, 2020 in accordance with Article 444-4 of the Companies Act. In our opinion, the consolidated financial statements referred to above, which were prepared in accordance with the latter part of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required by International Financial Reporting Standards, present fairly, in all material respects, the financial position and the results of operations of the Company and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under the those standards are further described in the "Auditor’s Responsibilities in Auditing the Consolidated Financial Statements" section of our report. We are independent from the Company and its consolidated subsidiaries and fulfill other ethical responsibilities as an auditor in accordance with Japan's professional ethics regulations. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. 89

Responsibilities of the Management and Audit and Supervisory Committee for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the latter part of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required by International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error. In preparing the consolidated financial statements, the management shall (i) evaluate whether or not it is appropriate to prepare the consolidated financial statements based on the premise of a going concern, unless the management intends to liquidate or suspend the business or there is no other practical alternative but to do so, and (ii) disclose matters relating to a going concern if it is necessary to do so in accordance with the provisions of the latter part of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required by International Financial Reporting Standards. Audit and Supervisory Committee is responsible for monitoring the performance of duties by directors including the design and implementation of the financial reporting process. Auditor’s Responsibilities in Auditing the Consolidated Financial Statements Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor in the Auditor’s Report, obtaining reasonable assurance as to whether the consolidated financial statements as a whole are free of material misstatements, whether due to fraud or error. Misstatements may occur due to fraud or error, and if it is reasonably expected to affect the decision-making of users of the consolidated financial statements when individually or in the aggregate, it is judged to be material.In accordance with auditing standards generally accepted in Japan, we make judgment as a professional expert throughout the course of audit, maintain professional skepticism, and perform the following: l We identify and assess the risks of material misstatements, whether due to fraud or error. Also, we design and implement audit procedures that address the risks of material misstatements. The selection and application of audit procedures is at our discretion. In addition, we obtain sufficient and appropriate audit evidence to form the basis of the opinion. l In making those risk assessments, we consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the objective of auditing the consolidated financial statements is not for the purpose of expressing an opinion on the effectiveness of the Company and its consolidated subsidiaries’ internal control. l We evaluate the appropriateness of the accounting policies adopted by management and the method of application thereof, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes. l We conclude whether it is appropriate for management to prepare consolidated financial statements on the premise of a going concern, and whether there is significant uncertainty regarding events or circumstances that may cause significant doubts on the premise of a going concern based on the audit evidence obtained. We are required to draw attention to the notes on the consolidated financial statements in the Auditor’s Report if significant uncertainties regarding the premise of a going concern are observed, or to express a qualified opinion with a description of qualification if the notes on the consolidated financial statements regarding significant uncertainties are not appropriate. Though our conclusions are based on audit evidence obtained up to the date of the Auditor’s Report, future events and circumstances may prevent the the Company and its consolidated subsidiaries from continuing as a going concern. l We evaluate whether the presentation and notes of the consolidated financial statements comply with the provisions of the latter part of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required by International Financial Reporting Standards. 90

In addition, we evaluate whether the presentation, composition and contents of the consolidated financial statements, including related notes, properly present the underlying transactions and accounting events. l We obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to express our opinions on the consolidated financial statements. We are responsible for directing, supervising and implementing the audit of the consolidated financial statements. We are solely responsible for our opinion. We report to the Audit and Supervisory Committee on the scope and timing of planned audits, significant findings regarding audits including significant deficiencies in internal controls identified during the audit process, and any other matters required by audit criteria. We report to the Audit and Supervisory Committee on our compliance with Japan's professional ethics regulations regarding independence, as well as matters that could reasonably be considered to affect our independence, and any safeguards having been taken to remove or reduce obstructive factors. Interest required to be disclosed by the Certified Public Accountants Act of Japan Our firm and its designated engagement partners have no interest in the Company and its consolidated subsidiaries which should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan. Notes to the Reader of Independent Auditor’s Report: The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act. End of Document 91

[English Translation of the Accounting Auditors' Report Originally Issued in the Japanese Language] [Certified Copy of the Accounting Auditors’ Report] Independent Auditor’s Report May 12, 2020 The Board of Directors Takeda Pharmaceutical Company Limited KPMG AZSA LLC Tokyo Office Masahiro Mekada (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant Kotetsu Nonaka (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant Naohiro Nishida (Seal) Designated Limited Liability Partner Engagement Partner Certified Public Accountant Opinion We have audited the financial statements, comprising the unconsolidated balance sheet, the unconsolidated statement of operations, the unconsolidated statement of changes in net assets and the related notes to the unconsolidated financial statements, as well as the supplementary schedules of Takeda Pharmaceutical Company Limited (“the Company”) as of March 31, 2020 and for the 143rd fiscal year from April 1, 2019 to March 31, 2020 (“the Financial Statements and Others”) in accordance with Article 436-2-1 of the Companies Act. In our opinion, the Financial Statements and Others referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period, for which the Financial Statements and Others were prepared, in accordance with accounting principles generally accepted in Japan. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the "Auditor’s Responsibilities in Auditing the Financial Statements and Others" section of our report. We are independent from the Company and fulfill other ethical responsibilities as an auditor in accordance with Japan's professional ethics regulations. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. 92

Responsibilities of the Management and Audit and Supervisory Committee for the Financial Statements and Others Management is responsible for the preparation and fair presentation of the Financial Statements and Others in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of the Financial Statements and Others that are free from material misstatements, whether due to fraud or error. In preparing the Financial Statements and Others, the management shall (i) evaluate whether or not it is appropriate to prepare the Financial Statements and Others based on the premise of a going concern, and (ii) disclose matters relating to a going concern if it is necessary to do so in accordance with accounting principles generally accepted in Japan. Audit and Supervisory Committee is responsible for monitoring the performance of duties by directors including the design and implementation of the financial reporting process. Auditor’s Responsibilities in Auditing the Financial Statements and Others Our responsibilities are to express an opinion on the Financial Statements and Others based on our audit as independent auditor in the Auditor’s Report, obtaining reasonable assurance as to whether the Financial Statements and Others as a whole are free of material misstatements, whether due to fraud or error. Misstatements may occur due to fraud or error, and if it is reasonably expected to affect the decision-making of users of the Financial Statements and Others when individually or in the aggregate, it is judged to be material. In accordance with auditing standards generally accepted in Japan, we make judgment as a professional expert throughout the course of audit, maintain professional skepticism, and perform the following: l We identify and assess the risks of material misstatements, whether due to fraud or error. Also, we design and implement audit procedures that address the risks of material misstatements. The selection and application of audit procedures is at our discretion. In addition, we obtain sufficient and appropriate audit evidence to form the basis of the opinion. l In making those risk assessments, we consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the objective of auditing the Financial Statements and Others is not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. l We evaluate the appropriateness of the accounting policies adopted by management and the method of application thereof, as well as the reasonableness of accounting estimates made by management and the adequacy of related notes. l We conclude whether it is appropriate for management to prepare Financial Statements and Others on the premise of a going concern, and whether there is significant uncertainty regarding events or circumstances that may cause significant doubts on the premise of a going concern based on the audit evidence obtained. We are required to draw attention to the notes on the Financial Statements and Others in the Auditor’s Report if significant uncertainties regarding the premise of a going concern are observed, or to express a qualified opinion with a description of qualification if the notes on the Financial Statements and Others regarding significant uncertainties are not appropriate. Though our conclusions are based on audit evidence obtained up to the date of the Auditor’s Report, future events and circumstances may prevent the Company from continuing as a going concern. l We evaluate whether the presentation and notes of the Financial Statements and Others comply with accounting standards generally accepted in Japan. In addition, we evaluate whether the presentation, composition and contents of the Financial Statements and Others properly present the underlying transactions and accounting events. We report to the Audit and Supervisory Committee on the scope and timing of planned audits, significant findings regarding audits including significnat deficiencies in internal controls identified during the audit process, and any other matters required by audit criteria. We report to the Audit and Supervisory Committee on our compliance with Japan's professional ethics 93 regulations regarding independence, as well as matters that could reasonably be considered to affect our independence, and any safeguards having been taken to remove or reduce obstructive factors. Interest required to be disclosed by the Certified Public Accountants Act of Japan Our firm and its designated engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan. Notes to the Reader of Independent Auditor’s Report: The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act. End of Document 94

[English Translation of the Report of the Audit and Supervisory Committee Originally Issued in the Japanese Language] [Certified Copy of the Audit Report of the Audit and Supervisory Committee] Audit Report The Audit and Supervisory Committee has audited the performance of duties of the Directors of the Company during the 143rd fiscal year from April 1, 2019 to March 31, 2020. The Committee hereby reports the methods and results as follows: 1. Auditing Methods and Details Thereof (1) The Audit and Supervisory Committee received reports regularly from Directors, employees, etc. on the resolutions of the Board of Directors concerning the matters listed in Article 399- 13, Paragraph 1, Items (i)(b) and (i)(c) of the Companies Act as well as the status of establishment and implementation of such system that has been put in place based on said resolutions (internal control system), requested explanation as necessary and expressed its opinion. The Committee also received reports from Directors, etc. and KPMG AZSA LLC on the status of the evaluation and audit of internal controls related to financial reporting under the Financial Instruments and Exchange Act and requested explanation as necessary. (2) The Audit and Supervisory Committee performed its duties based on the Rules of Audit and Supervisory Committee’s Audit, etc. established by the Audit and Supervisory Committee. In accordance with the audit policy, audit plan and duties assigned to each Audit and Supervisory Committee Member, etc., the Committee, in coordination with the internal auditing department, internal control promoting department and other departments concerned, endeavored to gather information and create an improved environment for auditing, attended important meetings, received reports from Directors, employees and other related persons on the status of their performance of duties, and, requested explanations as necessary, inspected the important materials used for the deliberation and reporting, and examined the status of operations and properties. As for the subsidiaries of the Company, the Committee received reports on the businesses of the subsidiaries by having communication with the directors and corporate auditors of the subsidiaries and sharing information among them as necessary. (3) The Audit and Supervisory Committee monitored and examined whether the Accounting Auditors maintained their independence and conducted their audits in an appropriate manner, received reports from the Accounting Auditors on the performance of their duties and, when necessary, requested their explanations. The Audit and Supervisory Committee received a notification from the Accounting Auditors that they have taken steps to improve the “system for ensuring appropriate execution of the duties of the accounting auditors” (as set forth in Items of Article 131 of the Corporate Accounting Rules) in accordance with the “Quality Control Standard for Auditing” (adopted by the Business Accounting Council on October 28, 2005) and other standards, and requested explanations as necessary. Based on the method described above, the Audit and Supervisory Committee reviewed the Business Report and the accompanying supplementary schedule as well as the unconsolidated financial statements (the unconsolidated balance sheet, the unconsolidated statement of operations, the unconsolidated statement of changes in net assets and the notes on the unconsolidated accounts) and their supplementary schedules and the consolidated financial statements (the consolidated statement of financial position, the consolidated statement of operations, the consolidated statement of changes in equity and the notes on the consolidated financial statements, which were prepared omitting a part of items required to disclose by the International Financial Reporting Standards in accordance with the latter clause of Paragraph 1, Article 120 of the Corporate Accounting Rules) for this fiscal year. 2. Results of Audit (1) Results of Audit of the Business Report, etc. A. We confirm that the business report and the accompanying supplementary schedules present fairly the status of the Company in conformity with the applicable laws and regulations as well as the Articles of Incorporation of the Company. 95

B. With regard to the performance of the duties of the Directors, we confirm that there are no fraudulent acts or material facts that violated the applicable laws and regulations or the Articles of Incorporation of the Company in the course of the performance of the duties of the Directors. C. We confirm that the substance of the resolutions made by the Board of Directors regarding the internal control system is appropriate. We do not recognize any matters that should be pointed out in regard to the content of business report and the performance of the duties of the Directors regarding the internal control system, including the internal control system related to financial reporting. (2) Results of Audit of the Unconsolidated Financial Statements and the Accompanying Supplementary Schedules We confirm that the methods and the results of the audit conducted by the Accounting Auditors, KPMG AZSA LLC are appropriate. (3) Results of Audit of the Consolidated Financial Statements We confirm that the methods and the results of the audit conducted by the Accounting Auditors, KPMG AZSA LLC are appropriate. May 12, 2020 The Audit and Supervisory Committee of Takeda Pharmaceutical Company Limited Audit and Supervisory Committee Member: Koji Hatsukawa Audit and Supervisory Committee Member: Yasuhiko Yamanaka Audit and Supervisory Committee Member: Emiko Higashi Audit and Supervisory Committee Member: Michel Orsinger Note : Audit and Supervisory Committee Members Koji Hatsukawa, Emiko Higashi and Michel Orsinger are External Directors as provided in Article 2, Item15 and Article 331, Paragraph 6 of the Companies Act of Japan. END 96

Guidance Notes on the Exercising of Voting Rights via Electronic Means (e.g., the Internet, etc.) If you wish to exercise your voting rights via electronic means (e.g., the Internet, etc.), please ensure that you do so until 5:30 p.m. on Tuesday, June 23, 2020 after confirming the following items. If you attend the Meeting in person, exercising your voting rights by mailing (using the Voting Right Exercise Form) or via electronic means (e.g., the Internet, etc.) is not necessary. Details 1. Website for Exercising Voting Rights (1) You may exercise your voting rights via the Internet only by accessing the website for exercising voting rights specified by the Company (https://evote.tr.mufg.jp/) using a personal computer, a smartphone or a cellular phone. Please note that you will not be able to access the above URL from 2:00 a.m. to 5:00 a.m. each day. (2) In some cases, you may not be able to use the website for exercising voting rights, depending upon the network environment, the service and the equipment you are using. 2. Method for Exercising Voting Rights via the Internet (1) On the website for exercising voting rights (https://evote.tr.mufg.jp/), please enter your approval or disapproval of the proposals, using the “Code” and “Tentative Password” provided in the Voting Right Exercise Form and following the instructions on the screen. It is possible for you to access the website of exercising voting rights by scanning QR Code(*) with using a kind of gadgets including the cellular phone. With regard to how to use, please see the instructions of the gadgets you use. (QR Code is omitted in this translation.) * QR Code is the registered trademark of DENSO WAVE INCORPORATED. (2) Exercising voting rights by using smartphone, neither “Code” nor “Tentative Password” is required only for the first vote. (3) Please note that if you wish to exercise your voting rights via the Internet, you will be asked to change your “Tentative Password” on the website for exercising voting rights to prevent unauthorized access and falsification of voting by non-shareholders. 3. Costs Arising from Access to the Website for Exercising Voting Rights Any Internet access fees or communication charges, etc., arising from access to the website for exercising voting rights shall be borne by the user. For inquiries with respect to systems, please contact: Mitsubishi UFJ Trust and Banking Corporation Corporate Agency Division (help desk) Telephone: 0120-173-027 (toll-free number) Operating Hours: 9:00 to 21:00 To Institutional Investors: It is possible to use the “Electronic Voting Platform” as a method for exercising voting rights. END OF DOCUMENT 97